EXECUTION VERSION

ASSET PURCHASE AGREEMENT
among
QUOTELAB, LLC
as Parent,
CHT BUYER, LLC,
as the Buyer,
CUSTOMER HELPER TEAM, LLC,
as the Seller,
and [***] AND [***],
as the Seller Members
Dated as of February 24, 2022

    i

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Section 10.19 Prevailing Party	83
Section 10.20 Disclosure Schedules	83
Section 10.21 Parent Guaranty	83

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 24, 2022 (the “Effective Date”), among QUOTELAB, LLC, a Delaware limited liability company (“Parent”), CHT BUYER, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “Buyer” and, together with Parent, the “Buyer Parties”), CUSTOMER HELPER TEAM, LLC, a Delaware limited liability company (the “Seller”), [***], a member of the Seller, and [***], a member of the Seller. Each of [***] and [***] is referred to herein as a “Seller Member” and each of the Seller and each Seller Member is referred to herein as a “Seller Party.”
RECITALS
A.    The Seller is engaged in the business of providing customer generation and acquisition services for Medicare insurance, automobile insurance, health insurance, life insurance, debt settlement and credit repair companies (the “Business”).
B.    The Seller Members collectively own [***]% of the issued and outstanding membership interests (the “Interests”) of the Seller.
C.    The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
“Adjustment Holdback Amount” means $[***].
“Adjustment Holdback Fund” means the Adjustment Holdback Amount retained by the Buyer, as such amount may be increased or decreased as provided in this Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“AML Laws” means all federal, state, foreign and local anti-money laundering and similar Laws, including without limit the USA Patriot Act, the Bank Secrecy Act, and related regulations and guidelines of the Financial Crimes Enforcement Network or other Governmental Authority.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Assignment of Trademarks, the Assignment of Contracts, the Escrow Agreement, the Employment Agreements and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar Laws, rules, and regulations of any applicable jurisdiction concerning or relating to bribery or corruption.
“Applicable Accounting Principles” means GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail, and subject to such differences in accounting principles, policies and procedures as are set forth on Schedule 2.8.
“Assignment of Contracts” means the Assignment of Contracts, to be dated as of the Closing Date, by and between the Seller and the Buyer, in the form attached as Exhibit A hereto.
“Assignment of Trademarks” means the Assignment of Trademarks, to be dated as of the Closing Date, by and between the Seller and the Buyer, in the form attached as Exhibit B hereto.
“Assumption Agreement” means the Assumption Agreement, to be dated as of the Closing Date, by and between the Seller and the Buyer, in the form attached as Exhibit C hereto.
“Benefit Arrangement” means any employment, consulting, severance or other similar Contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Seller or under which the Seller has any liability and (iii) covers or has covered any employee or natural person independent contractor, or former employee or natural person independent contractor, of the Seller (with respect to their relationship with the Seller).
“Bill of Sale” means the Bill of Sale, to be dated as of the Closing Date, by and between the Seller and the Buyer, in the form attached as Exhibit D hereto.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.
“Business Employee” means any current employee of the Seller who is actively employed in the Business as of the Closing Date or who is reasonably expected to return to work within six months of the Closing Date.
“Business Records” means all books, records, ledgers and files or other similar information of the Seller (in any form or medium, including, without limitation, all information in electronic form and whether stored on discs, tapes, drives, servers or other, and including e-mail communications) related to, used or held for use in connection with the Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organization documents, minute and stock record books and entity seal of the Seller and excluding duplicate copies of such Business Records retained by the Seller pursuant to Section 5.2(b) subject to the obligations relating to the use and disclosure thereof set forth in this Agreement, including Section 5.8(b)).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.
“Cause” shall have the meaning given to it in the Employment Agreements.
“Closing Value” means $50,000,000.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as officer, director, manager, general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.
“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.
“Employment Agreements” means the Employment Agreements, to be dated as of the Closing Date, by and between Parent and each Key Employee, in the form attached as Exhibit E hereto.
“Encumbrance” means any lien, security interest, limitation, condition, option, equitable interest, hypothecation, charge, pledge, right of first refusal, claim, easement, mortgage, charge, indenture, deed of trust, right of way, restriction (whether on voting, sale, transfer, disposition or otherwise), encroachment, participation interest, deposit arrangement, title retention, conditional sale, license to a third party, lease to a third party, security interest or agreement, claims of spouse, former spouse or other family member, or any other encumbrance and other restriction or limitation on ownership or use of real or personal property or irregularities in title thereto, whether imposed by Contract or Law.
“Equity Participations” means any (i) share, quota, security, participation right and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the revenues, dividends or equity appreciation of another Person, including capital stock, membership interests, units, performance units, options, restricted stock, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible bonds, debentures or other convertible Indebtedness, or stock bonus plans and (ii) commitments to issue any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliates” means all employers, trades or businesses (whether or not incorporated) that would be treated together with the Seller as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means Wilmington Trust N.A., or its successor under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among the Seller, the Buyer and the Escrow Agent, in the form attached as Exhibit F hereto
“Estimated Closing Consideration” means (i) the Closing Value, plus (ii) the Working Capital Overage, if any, minus (iii) the Working Capital Underage, if any, minus (iv) Estimated Payoff Transaction Expenses, minus (v) the Adjustment Holdback Amount, minus (vi) the Indemnity Escrow Amount.
“Final Closing Consideration” means the Estimated Closing Consideration, as adjusted pursuant to Section 2.8.
“GAAP” means United States generally accepted accounting principles and practices as in effect on the Effective Date.
“Government Contract” means any Contract between the Seller and (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor to any Governmental Authority or to any prime contractor to any Governmental Authority.
“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission, any court, tribunal, or arbitral or judicial body (including any grand jury), or any securities exchange.
“Government Reimbursement Program” means (i) Medicare, (ii) each Medicaid or Medicaid waiver program, (iii) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (iv) TRICARE, CHAMPUS / CHAMPVA, or (v) any other federal or state health care program as defined in 42 U.S.C. 1320a-7b(f).
“Health Care Laws” means, collectively, all Laws that govern, regulate, restrict or relate to the provision, administration, marketing or advertising of, or the billing, coding or payment for, health or medical insurance, healthcare procedures, goods, services, diagnoses or treatment, including: (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties

Act (42 U.S.C. § 1320a-7a), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), and other Laws relating to self-referral, anti-kickback, illegal remuneration, fraud and abuse or the making of any false claim, false statement or misrepresentation of material facts to any Government Reimbursement Program or other Payor; (ii) any Government Reimbursement Program; (iii) HIPAA; (iv) all Laws governing or regulating patient records and documentation and referrals; and (v) all state and local Laws that address the subject matter of the foregoing.
“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.
“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties, breakage costs, unwind costs, termination costs, and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Business or the Seller in connection with the Business (including, for the avoidance of doubt, the PPP Loan), (B) indebtedness evidenced by notes, debentures, bonds, mortgages or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Business or the Seller in connection with the Business thereunder); (ii) all obligations under capitalized leases with respect to which the Business or the Seller in connection with the Business is liable, determined on a consolidated basis in accordance with GAAP; (iii) any amounts owing for the deferred purchase price of goods and services, including the maximum amount of any earn out liabilities, seller notes, purchase price adjustments or other payments associated with past acquisitions, whether or not matured; (iv) all amounts of deferred rent and all amounts of deferred revenue not included as a current liability of the Seller or the Business in the calculation of Closing Net Working Capital; (v) any indebtedness secured by an Encumbrance on any of the Purchased Assets; (vi) any current income Taxes of the Business or the Seller in connection with the Business that have been properly accrued in accordance with GAAP or that are otherwise due and payable, but remain unpaid as of the Closing; (vii) any liability of the Business or the Seller in connection with the Business in respect of banker’s acceptances or letters of credit (whether drawn or undrawn) or other commitments by which the Business or the Seller in connection with the Business assures a creditor against a loss; (viii) all liabilities with respect to any current or former employee, officer or manager of the Seller or the Business that arise before or on the Closing Date, including (A) all liabilities with respect to any Employee Plan, (B) all accrued salary, deferred compensation, commission and vacation obligations, (C) all workers’ compensation claims, (D) any liability in respect of accrued but unpaid bonuses or other compensation for the prior fiscal year and for the period commencing on January 1, 2022 and ending on the Closing Date, and (E) any employment Taxes payable by the Business or the Seller in connection with the Business with respect to the foregoing; (ix) unpaid credit card balances; (x) unpaid management fees; (xi) all deposits and monies received in advance by the Seller with respect to the Business or the Purchased Assets; (xii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Business or the Seller in connection with the Business; and (xiii) all obligations of the type referred to in clauses (i) through (xii) of other Persons for the payment of which the Business or the Seller in connection with the Business is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.
“Indemnity Escrow Amount” means $[***].

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) registered trade names, trademarks and service marks (registered and unregistered), brand names, logos, corporate names and other source identifiers, domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents, utility models, and invention registrations of any type, and equivalents thereof, including divisionals, continuations, continuations in part, re-examinations, renewals, extensions, divisions and reissues thereof, and applications for any of the foregoing (collectively, “Patents”); (iii) copyrights (registered and unregistered), copyrightable works, and applications for registration (collectively, “Copyrights”); (iv) trade secrets and other proprietary information, including know-how, inventions, data collections, development tools, diagrams, formulae, methods, processes and processing instructions, technical data, databases, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case whether or not embodied in any tangible form (but including all tangible embodiments of the foregoing) and to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) Software; (vi) Websites; and (vii) moral rights, publicity and/or privacy rights, database rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.
“Key Employees” means the employees of the Seller listed on Schedule 1.1(a).
“knowledge,” with respect to the Seller, means the actual knowledge of the Persons listed on Schedule 1.1(b), and the actual knowledge that such Persons would be expected to obtain after reasonable inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
“Loss” or “Losses” means, without duplication, (i) any and all claims, judgments, awards, penalties, liabilities, losses, Taxes, costs or damages (of any kind including economic, consequential, special, indirect, incidental, punitive, or exemplary losses, costs or damages, including lost profits or diminution in value and shall be calculated by using or taking into account any multiple of earnings, cash flow, revenue or other similar measure), fees, commissions and expenses of attorneys, accountants, fiduciaries and other professional advisors, whether involving a dispute solely between the parties hereto or otherwise, and (ii) any losses or costs incurred in investigating, defending or settling any of any matter described in clause (i), whether or not the underlying claim is actually asserted or is merely alleged or threatened.
“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be (within the six-month period following the anticipated Closing Date) materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole or (ii) materially impairs the ability of the Seller Parties to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes or developments generally affecting the industry in which the Business operates, or the economy or the financial or securities markets, in the United States or globally, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (B) the outbreak or escalation of war, military action or acts of terrorism, (C) changes in Law or GAAP; (D) natural disasters, pandemics, epidemics, calamities or Acts of God; (E) any action expressly required to be taken by the Seller Parties pursuant to this Agreement or any action taken (or omitted to be taken) by the Seller Parties with the written consent of or at the written request of the Buyer; (F) the announcement of this Agreement; or (G) any failure by the Business to meet any projections; provided, that this clause (G) shall not prevent a determination that any event, change, circumstance, occurrence, effect or state of facts underlying such failure to meet estimates or other indicia of performance has resulted in a Material Adverse Effect; provided further, that with respect to clauses (A), (B), (C) and (D), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Business, taken as a whole.
“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Seller or any of its ERISA Affiliates has any liability and (ii) that covers or has covered any employee or former employee of the Seller.
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Business minus (ii) the consolidated current liabilities of the Business, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles, which shall not include, for the avoidance of doubt, any unpaid credit card balances of the Seller. For the avoidance of doubt Payoff Transaction Expenses shall not constitute current liabilities of the Business to the extent that such amounts are included in the calculation of the Final Closing Consideration.
“OFAC Rules” means, collectively, the statutory provisions pertaining to, and the rules and regulations issued by, OFAC, including but not limited to (i) those limiting transactions and financial relationships with persons on the list administered by OFAC and known as the Specifically Designated Nationals and Blocked Persons List and (ii) those restricting dealings with certain countries, regions, regimes, vessels, entities and individuals.
“Open Source Software” means any Software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as open source, free software, copyleft or community source code license (including to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other Contract that requires, as a condition of the use, modification or distribution of Software subject to such license or Contract, that such Software or other Software linked with, called by, combined or distributed with such Software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“Payor” means any Government Reimbursement Program or any insurance company, managed care organization, health benefit plan, preferred provider organization, health maintenance organization, accountable car organization, independent practice association, employer-sponsored health plan health or any other medical plan or program or third party payor, whether private, commercial, employer or governmental, or any fiscal intermediary or contractor of any of the foregoing.
“PBGC” means the Pension Benefits Guaranty Corporation or any successor organization.
“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any such entity has any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities).
“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Seller by a Governmental Authority with respect to the conduct or operation of the Business as currently conducted or the ownership or use of the Purchased Assets, and all pending applications therefor and amendments, modifications and renewals thereof.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Data” means information and data that is linked or linkable to a natural person, including any information specifically defined or identified in any privacy policy of the Seller or the Business as “personal information,” “personal data,” “personally identifiable information,” or “PII,” Personal Data may relate to any identifiable natural person, including a current, prospective or former customer, employee or vendor of any Person. Personal Data includes information in any form, including paper, electronic and other forms.
“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by the Seller and related to, used or held for use in connection with the Business.
“PPP Forgivable Uses” means uses of proceeds of a PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act (including, without limitation, PPP Payroll Costs) and otherwise in compliance with all other provisions or requirements of the CARES Act applicable in order for the PPP Loan to be eligible for forgiveness.
“PPP Loan” means the small business loan under the federal Paycheck Protection Program as provided in Section 7(a) of the Small Business Act of 1953, as amended by the CARES Act, made by Bank of America, N.A. (the “PPP Lender”) to the Seller.
“PPP Payroll Costs” means “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).

“PPP Permitted Uses” means uses of proceeds of a PPP Loan that are permitted by 15 U.S.C. 636(a)(36)(F)(i) (as added to the Small Business Act by Section 1102 of the CARES Act).
“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Seller arising from or related to the Business.
“Privileged Transaction Communications” means any and all rights, privileges, and ownership of any pre-Closing communications of any kind that are subject to any attorney-client privilege or attorney work-product doctrine for the benefit of the Seller, in any form or format whatsoever between or among the Seller’s attorneys or internal counsel, on one hand, and the Seller or any of the Seller’s members, managers, officers, employees or other agents or representatives, on the other hand, to the extent that such communications relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (or any alternative transactions similar to the transactions contemplated hereby but not consummated) or any dispute arising under or related to this Agreement.
“Receivables” means all receivables (including accounts receivable, loans receivable and advances) arising from or related to the Business that constitute current assets under the Applicable Accounting Principles.
“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, manager, general or managing partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, manager, general or managing partner, managing member or in a similar capacity of such specified Person; (iii) any other Person who holds, directly or indirectly, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding Equity Participations of such specified Person, (iv) in the case of a Person that is a trust, any trustee, settlor or beneficiary of such trust, (v) any Immediate Family member of a Person described in clauses (i) through (iv) above, and (vi) any trust for the benefit of any Person described in clauses (i) through (v) above.
“Representatives” means, with respect to any Person, the officers, directors, managers, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Purchased Assets or the Assumed Liabilities, including: (i) all rights under any Seller Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Seller Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, indemnities and insurance policies arising from or related to the Business, the Purchased Assets or the Assumed Liabilities.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state; (ii) any Person operating, organized or resident in a Sanctioned Country; (iii) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii); or (iv) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a U.S. Person would be prohibited or restricted by law from engaging in trade, business, or other activities).
“Sanctions” means (i) economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (A) U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or any other U.S. government authority or department, (B) Her Majesty’s Treasury of the United Kingdom, (C) the European Union or any European Union member state or (D) the United Nations Security Council; and (ii) any other applicable sanctions Laws and regulations.
“Sanctions Authority” means OFAC, the U.S. Department of State, Her Majesty’s Treasury, or any other governmental institution or agency administering laws, regulations, or restrictive measures relating to Sanctions.
“Seller Contract” means any Contract arising from or related to the Business or the Purchased Assets to which the Seller is a party, under which the Seller may have any rights or by which the Seller, the Business or any of the Purchased Assets may be bound, and all bids, quotations and proposals therefor, in each case other than the Seller Excluded Contracts.
“Seller Excluded Contracts” means the Contracts listed on Schedule 1.1(c).
“Seller Intellectual Property” means all Intellectual Property owned (in whole or in part) by or exclusively licensed to the Seller and related to, used or held for use in connection with the Business.
“Seller Related Party” means: (i) any Affiliate of Seller or a Seller Member; and (ii) a Seller Member’s spouse, minor children, including adoptive minor children, and any other relative of such Person that shares such Person’s home.
“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.
“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.
“Target Net Working Capital” means $[***].
“Tax Return” means any return, declaration, report, or information return or other similar statement or form relating to, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other similar taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other similar express or implied agreement to indemnify any other Person.
“Title IV Plan” means any Pension Plan that is subject to regulation under Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than a Multiemployer Plan.
“Total Consideration” means (i) the Final Closing Consideration, plus (ii) any cash distributed to the Seller from (A) the Indemnity Escrow Fund, as provided in this Agreement or the Escrow Agreement or (B) from the Adjustment Holdback Fund, as provided in this Agreement, plus (iii) all Earn-Out Payments made to the Seller as provided in this Agreement.
“Trade Compliance Laws” means any requirement of Law relating to the regulation of exports, re-exports, imports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including without limitation: (i) Laws enforced by U.S. Customs and Border Protection; (ii) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.) administered by the U.S. Department of State’s Directorate of Defense Trade Controls; (iii) the Export Administration Regulations (15 C.F.R. Parts 730 et seq.) administered by the U.S. Department of Commerce’s Bureau of Industry and Security; (iv) the U.S. anti-boycott Laws administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the U.S. Department of the Treasury’s International Revenue Service; (v) all Laws concerning exports and imports administered by the U.S. Census Bureau; and (vi) Sanctions.
“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, any Seller Party or any Person that the Seller pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Business and the Purchased Assets or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including: (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including any process run by or on behalf of the Seller in connection with such transactions) (the fees and expenses referred to in this clause (i) are referred to herein as “Payoff Transaction Expenses”); (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Seller in connection with the transactions contemplated hereby (including any process run by or on behalf of the Seller in connection with such transactions); (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby (including any process run by or on behalf of the Seller in connection with such transactions); (iv) any termination, pre-payment balloon or similar fees or expenses associated with the early termination of Contracts; (v) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of the Seller in connection with such transactions); and (vi) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Seller in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith.

“Treasury Regulations” means the regulations of the United States Treasury Department pertaining to the Code, as amended, and any successor provision(s).
“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.
“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (i) that the Seller maintains, administers, contributes to or is required to contribute to, or under which the Seller has any liability and (ii) that covers or has covered any employee or former employee of the Seller.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
2022 Earn-Out Gross Margin	2.9(a)
2022 Earn-Out Payment	2.9(a)
2022 Earn-Out Percentage	2.9(a)
2022 Earn-Out Period	2.9(a)
2022 Earn-Out Revenue	2.9(a)
2022 Earn-Out Revenue Growth	2.9(a)
2023 Base Earn-Out Payment	2.9(a)
2023 Base Earn-Out Percentage	2.9(a)
2023 Earn-Out Gross Margin	2.9(a)
2023 Earn-Out Payment	2.9(a)
2023 Earn-Out Period	2.9(a)
2023 Earn-Out Revenue	2.9(a)
2023 Earn-Out Revenue Growth	2.9(a)
2023 Incremental Earn-Out Payment	2.9(a)
Agreement	Preamble
Allocation Principles	2.11
Allocation Schedule	2.11
Alternative Recovery	8.5(d)
Alternative Transaction	5.11(a)
Assumed Liabilities	2.3
Balance Sheet	3.6(b)

Basket Amount	8.5(a)
Business	Recitals
Business Permits	3.7(b)
Buyer	Preamble
Buyer Parties	Preamble
Cap	8.5(b)
Claim Notice	8.4(a)
Claimed Losses	2.9(e)
Closing	2.7(a)
Closing Balance Sheet	2.8(b)
Closing Date	2.7(a)
Closing Net Working Capital	2.8(b)
Closing Payoff Transaction Expenses	2.8(b)
COBRA	3.9(n)
Confidential Information	5.8(b)
Confidentiality Agreement	5.8(a)
Copyrights	1.1
Customer	5.3(d)
Direct Claim	8.4(c)
Disclosure Schedules	Article III
DOL	3.9(c)
Earn-Out Adjustments	2.9(g)
Earn-Out Breach Notice	2.9(g)
Earn-Out Gross Margin	2.9(a)
Earn-Out Notice of Disagreement	2.9(c)
Earn-Out Payment	2.9(a)
Earn-Out Payment Date	2.9(d)
Earn-Out Period	2.9(a)
Earn-Out Revenue	2.9(a)
Earn-Out Revenue Growth	2.9(a)
Earn-Out Statement	2.9(c)
Effective Date	Preamble
Estimated Closing Balance Sheet	2.8(a)
Estimated Closing Statement	2.8(a)
Estimated Net Working Capital	2.8(a)
Estimated Payoff Transaction Expenses	2.8(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Closing Statement	2.8(b)
Final Release Date	8.7(b)
Financial Statements	3.5(a)

Fundamental Representations	8.1(a)(i)
Group Health Plan	5.7(d)
Guaranteed Obligations	10.21
Guaranty	10.21
HIPAA	3.9(n)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.8(d)
Initial Release Date	8.7(b)
Interests	Recitals
Interim Financial Statements	3.5(a)
Major Customer	3.18(a)
Major Vendor	3.18(b)
Marks	1.1
Material Contracts	3.17(a)
Net Adjustment Amount	2.8(g)(i)
Notice of Disagreement	2.8(c)
Notice of Earn-Out Breach Disagreement	2.9(g)
OFAC	1.1
Outside Date	9.1(c)
Parent	Preamble
Patents	1.1
Payoff Transaction Expenses	1.1
Permitted Encumbrances	3.4(a)
PPP Lender	1.1
Privacy Laws and Requirements	3.20(a)
Privacy Policy	3.20(b)
Property Taxes	6.2
Purchased Assets	2.1
Quarterly Earn-Out Report	2.9(h)
Restricted Business	5.3(b)(i)
Restricted Period	5.3(b)(ii)
Restricted Territory	5.3(b)(iii)
Seller	Preamble
Seller Member	Preamble
Seller Party	Preamble
Seller Registered IP	3.13(e)
Settlement Date	2.8(g)(i)
Spyware	3.20(f)
Subcontractors	3.10(c)
Third Party Claim	8.4(a)

Trade Secrets	1.1
Transfer Taxes	6.1
Transferring Employees	5.7(b)
UCE Laws	3.20(f)
WARN Act	3.10(f)

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller Parties contained herein, shall purchase from the Seller, all of the Seller’s right, title and interest, direct or indirect, in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, related to, used or held for use in connection with the Business, whether or not carried or reflected on or specifically referred to in the Seller’s books or financial statements or in the Schedules hereto, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including all of the Seller’s right, title and interest in and to the following:
(a)    all assets recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value was attributed);
(b)    all assets acquired by the Seller since the date of the Balance Sheet which, had they been held by the Seller on such date, would have been recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value would have been attributed);
(c)    all assets that would be recorded or reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP;
(d)    all Receivables;
(e)    all Seller Contracts;
(f)    all Seller Intellectual Property;
(g)    all Personal Property;
(h)    all Business Records;
(i)    all Business Permits;
(j)    all Prepaid Items;
(k)    all Rights; and
(l)    the goodwill and going concern value and other intangible assets, if any, arising from or related to the Business.
Section 2.2    Excluded Assets. The Seller is not selling, and the Buyer is not purchasing, any of the following assets of the Seller, all of which shall be retained by the Seller (collectively, the “Excluded Assets”):
(a)    all of the Seller’s cash and cash equivalents, bank deposits and similar cash items;

(b)    all rights of the Seller under and pursuant to this Agreement and the Ancillary Agreements;
(c)    all Privileged Transaction Communications;
(d)    the corporate seals, organizational documents, minute books, membership books, Tax Returns or other records having to do with the entity organization of the Seller, all employee benefit-related files or records, and any books and records that the Seller is prohibited from disclosing or transferring to the Buyer under applicable Law and is required by applicable Law to retain;
(e)    all Employee Plans and trusts or other assets attributable thereto;
(f)    all insurance policies of the Seller and all rights to applicable claims and proceeds thereunder;
(g)    all Tax assets (including duty and Tax refunds and prepayments) of the Seller;
(h)    all of the Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, solely to the extent related to any Excluded Asset; and
(i)    all Seller Excluded Contracts.
Section 2.3    Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall assume the following liabilities and obligations of the Seller related to the Business, other than any Excluded Liabilities (the “Assumed Liabilities”):
(a)    all accounts payable of the Seller as of the Closing Date that constitute current liabilities under the Applicable Accounting Principles (other than any Tax liabilities and unpaid credit card balances of the Seller as of the Closing Date) up to a maximum amount equal to the amounts recorded for such liabilities on the Closing Balance Sheet as finally determined pursuant to Section 2.8;
(b)    all liabilities of the Seller under the Seller Contracts to be performed at or after, or in respect of periods beginning with and following, the Closing, other than any such liabilities that arise from or relate to any action, event, circumstance or condition existing at or prior to the Closing;
(c)    any Payoff Transaction Expenses that are ultimately included in the calculation of Closing Payoff Transaction Expenses (as finally determined pursuant to Section 2.8) and not paid by the Buyer at the Closing pursuant to Section 2.7(d); and
(d)    all trade accounts payable of the Seller to third parties in connection with the Business that remain unpaid as of the Closing Date (other than any Tax liabilities and unpaid credit card balances of the Seller as of the Closing Date) up to a maximum amount equal to the amounts recorded for such liabilities on the Closing Balance Sheet as finally determined pursuant to Section 2.8.
Section 2.4    Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any liabilities or obligations of the Seller of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”), including the following:
(a)    all liabilities arising from or with respect to the ownership, operation or use of the Purchased Assets or the operation of the Business prior to the Closing;
(b)    all Taxes of any kind or character, including any Taxes of any Person for which the Seller is liable, pursuant to an arrangement entered into on or prior to the Closing Date, under Treasury Regulations 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor by Contract or otherwise, except as provided in Sections 6.1 and 6.2;
(c)    any liability in respect of or relating to Business Employees arising prior to the Closing, or any liability in respect of or relating to any Employee Plan;
(d)    except as set forth in Section 2.3(c), any Indebtedness;
(e)    any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Seller Contract prior to the Closing;
(f)    any liability arising from or related to any compliance or noncompliance on or prior to the Closing Date with any Law applicable to the Seller, the Business or the Purchased Assets;
(g)    any liability arising from or related to any Action against the Seller, the Business or the Purchased Assets pending as of the Closing or based upon any action, event, circumstance or condition arising as of or prior to the Closing;
(h)    except as set forth in Section 2.3(d), any Transaction Expenses;
(i)    any liability to indemnify, reimburse or advance amounts to any present or former officer, manager, employee or agent of the Seller (including with respect to any breach of fiduciary obligations by any such party);
(j)    all liabilities under Seller Excluded Contracts;
(k)    all obligations to offer group health plan coverage to former employees of the Seller or qualified beneficiaries of the Seller’s group health plans who are M&A qualified beneficiaries (as defined in Treas. Reg. Section 54.4980B-9 Q&A-4(a)) to the extent required by COBRA; and
(l)    any liability or obligation relating to an Excluded Asset, whether arising prior to or after the Closing.

Section 2.5    Consents and Waivers; Further Assurances.
(a)    Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Seller Contract, Business Permit, Right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. The Seller Parties shall use their reasonable best efforts, and the Buyer shall cooperate reasonably with the Seller Parties, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller Parties shall continue to use their reasonable best efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller Parties will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Seller Contract, Business Permit, Right or other Purchased Asset, including performance by the Seller, if economically feasible, as agent; provided, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained. Nothing in this Section 2.5(a) shall affect the Buyer’s right to terminate this Agreement under Section 9.1 in the event that any consent or waiver as described herein is not obtained.
(b)    Without limiting the foregoing clause (a), after the Closing, the Business shall continue to operate under the Seller’s existing Google and YouTube accounts using the Seller’s existing G2 Certification until such time as Google certifies the use of the Seller’s domain names and Websites under Parent’s G2 Certification.
(c)    From time to time, whether before, at or following the Closing, the Seller Parties and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.
Section 2.6    Consideration. In consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer, at the Closing, the Buyer shall (a) pay to the Seller, by wire transfer to a bank account designated by the Seller to the Buyer (which designation shall be made by the Seller in writing at least two Business Days prior to the Closing Date), an amount equal to the Estimated Closing Consideration, (b) retain the Adjustment Holdback Amount, (c) deposit the Indemnity Escrow Amount by wire transfer with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement and (d) assume the Assumed Liabilities. The Estimated Closing Consideration shall be subject to adjustment as provided in Section 2.8.
Section 2.7    Closing.
(a)    The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the

“Closing”), to be held remotely, via the mutual electronic exchange of facsimile or portable document format (.PDF) signatures on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or on such other date as the Seller and the Buyer mutually may agree in writing. The date on which the Closing takes place is referred to herein as the “Closing Date.”
(b)    At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following documents:
(i)    a counterpart of the Bill of Sale, duly executed by the Seller;
(ii)    a counterpart of the Assumption Agreement, duly executed by the Seller;
(iii)    a counterpart of the Assignment of Trademarks, duly executed by the Seller;
(iv)    a counterpart of the Assignment of Contracts, duly executed by the Seller;
(v)    a counterpart of the Escrow Agreement, duly executed by the Seller;
(vi)    counterparts of the Employment Agreements, duly executed by the Key Employees;
(vii)    certified resolutions of the Manager of the Seller and the Seller Members authorizing the transactions contemplated by this Agreement and the Ancillary Agreements to which the Seller is a party;
(viii)    a duly executed certificate of the secretary of the Seller as to incumbency and specimen signatures of officers of the Seller executing this Agreement and the Ancillary Agreements;
(ix)    evidence reasonably acceptable to the Buyer that all intercompany and intracompany accounts or contracts between the Seller, on the one hand, and any Seller Member or any Related Party of any Seller Party, on the other hand, have been cancelled without any consideration or further liability to any party and without the need for any further documentation;
(x)    written invoices from each payee of Payoff Transaction Expenses for the full amount of such Payoff Transaction Expenses that remain unpaid as of immediately prior to the Closing;
(xi)    evidence reasonably acceptable to the Buyer that the third-party consents set forth on Schedule 2.7(a)(xi) have been received;
(xii)    a properly completed and executed certificate from the Seller, in a form complying with the guidance set forth in Treasury Regulations Section 1.1445-2(b),

providing that the Seller is not a foreign person within the meaning of Section 1445 of the Code; and
(xiii)    such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in actual possession or control of the Purchased Assets, duly executed by the Seller.
(c)    At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:
(i)    a counterpart of the Bill of Sale, duly executed by the Buyer;
(ii)    a counterpart of the Assumption Agreement, duly executed by the Buyer;
(iii)    a counterpart of the Assignment of Trademarks, duly executed by the Buyer;
(iv)    a counterpart of the Assignment of Contracts, duly executed by the Buyer;
(v)    a counterpart of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;
(vi)    counterparts of the Employment Agreements, duly executed by Parent;
(vii)    a duly executed certificate of the secretary of the Buyer and Parent as to incumbency and specimen signatures of officers of the Buyer and Parent executing this Agreement and the Ancillary Agreements; and
(viii)    such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.
(d)    On the Closing Date, to the extent not already paid on or before the Closing Date, the Buyer shall pay, or cause to be paid, on behalf of the Seller Parties, all Payoff Transaction Expenses, in accordance with and in the manner set forth in the written invoices delivered by the Seller to the Buyer pursuant to Section 2.7(b)(x) (solely to the extent that such amounts were included in the calculation of Estimated Payoff Transaction Expenses).
Section 2.8    Post-Closing Adjustment of Estimated Closing Consideration.
(a)    Not less than three Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a written statement (the “Estimated Closing Statement”) that includes and sets forth (i) a consolidated balance sheet of the Business as of immediately prior to the Closing (the “Estimated Closing Balance Sheet”), (ii) a good faith estimate of the actual Net Working Capital (the “Estimated Net Working Capital”), determined as of immediately prior to the Closing and without giving effect to the transactions contemplated herein, (iii) a good faith estimate of all unpaid Payoff Transaction Expenses as of immediately prior to the Closing (the “Estimated Payoff Transaction Expenses”), and (iv) on the basis of the foregoing, a calculation of the Estimated Closing Consideration. The Estimated Closing Statement shall be accompanied by a certificate executed by the Chief Financial Officer of the Seller, certifying that the Estimated Closing Balance Sheet and Estimated Net Working Capital were calculated and prepared in accordance with the Applicable Accounting Principles.
(b)    Within 90 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Business as of immediately prior to the Closing (the “Closing Balance Sheet”), (ii) a calculation of the actual Net Working Capital (the “Closing Net Working Capital”), determined as of immediately prior to the Closing and without giving effect to the transactions contemplated herein, (iii) the amount of all Payoff Transaction Expenses as of immediately prior to the Closing (the “Closing Payoff Transaction Expenses”), and (iv) on the basis of the foregoing, a calculation of the Final Closing Consideration. The Closing Balance Sheet and Closing Net Working Capital shall be calculated and prepared in accordance with the Applicable Accounting Principles.
(c)    The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital or Closing Payoff Transaction Expenses as set forth in the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital and Closing Payoff Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.8(d), except to the extent an adjustment in a disputed item also results in a corresponding adjustment to any such items not specifically referenced in the Notice of Disagreement.
(d)    During the 15-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital or Closing Payoff Transaction Expenses as specified therein. Any disputed items resolved in writing between the Seller and the Buyer within such 15-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital and Closing Payoff Transaction Expenses, the amount so determined shall be final and binding on the parties for all purposes hereunder. If the Seller and the Buyer have not resolved all such differences by the end of such 15-day period, the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Net Working Capital and Closing Payoff Transaction Expenses and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital and Closing Payoff Transaction Expenses which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of the Closing Net Working Capital and Closing Payoff Transaction Expenses that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be Grant Thornton, LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator.
(e)    The costs of any dispute resolution pursuant to Section 2.8(d), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(f)    The Buyer will afford the Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records relating to the Business, the Purchased Assets and Assumed Liabilities and to any other information reasonably requested for purposes of reviewing the Final Closing Statement.  The Buyer and the Seller shall authorize their respective accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the Final Closing Statement; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
(g)    The Estimated Closing Consideration shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.8 minus the Estimated Net Working Capital plus (B) the Estimated Payoff Transaction Expenses minus the Closing Payoff Transaction Expenses as finally determined pursuant to this Section 2.8. The date on which the Net Adjustment Amount is finally determined shall be referenced herein as the “Settlement Date”.
(ii)    If the Net Adjustment Amount is positive, the Estimated Closing Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, within five Business Days of the Settlement Date, the Buyer shall pay the Net Adjustment Amount to the Seller and pay all funds in the Adjustment Holdback Fund to the Seller, by wire transfer of immediately available funds to an account designated by the Seller not more than two Business Days following the Settlement Date.
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Closing Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer shall retain the Net Adjustment Amount from the Adjustment Holdback Fund. If the Adjustment Holdback Fund is insufficient to cover the entire amount payable to the Buyer pursuant hereto, then the Buyer shall retain the entire Adjustment Holdback Fund, and the Seller shall pay an amount to the Buyer equal to the amount of such deficiency within five Business Days of the Settlement Date, by wire transfer of immediately available funds to an account designated by the Buyer not more than two Business Days following the Settlement Date. In the event the amount of funds in the Adjustment Holdback Fund exceeds the Net Adjustment Amount, then the Buyer shall pay the remaining funds in the Adjustment Holdback Fund to the Seller within five Business Days of the Settlement Date, by wire transfer of immediately available funds to an account designated by the Seller not more than two Business Days following the Settlement Date.
Section 2.9    Earn-Out.
(a)    Definitions.
(i)    “2022 Earn-Out Gross Margin” means the gross margin of the Business for the 2022 Earn-Out Period, calculated in accordance with the Applicable Accounting Principles.
(ii)    “2022 Earn-Out Payment” means $5,000,000 multiplied by the 2022 Earn-Out Percentage.
(iii)    “2022 Earn-Out Percentage” means the percentage obtained by dividing 2022 Earn-Out Revenue Growth by $[***]; provided, that in no event shall the 2022 Earn-Out Percentage be less than 0% or greater than 100%.
(iv)    “2022 Earn-Out Period” means the 12-month period beginning on March 1, 2022 and ending on February 28, 2023.
(v)    “2022 Earn-Out Revenue” means Earn-Out Revenue for the 2022 Earn-Out Period, which shall include, for the avoidance of doubt, Earn-Out Revenue generated by the Business during the portion of the 2022 Earn-Out Period prior to the Closing.
(vi)    “2022 Earn-Out Revenue Growth” means 2022 Earn-Out Revenue minus $[***].
(vii)    “2023 Base Earn-Out Payment” means $5,000,000 multiplied by the 2023 Base Earn-Out Percentage.
(viii)    “2023 Base Earn-Out Percentage” means the percentage obtained by dividing 2023 Earn-Out Revenue Growth by $[***]; provided, that in no event shall the 2023 Base Earn-Out Percentage be less than 0% or greater than 100%.
(ix)    “2023 Earn-Out Gross Margin” means the gross margin of the Business for the 2023 Earn-Out Period, calculated in accordance with the Applicable Accounting Principles.
(x)    “2023 Earn-Out Payment” means the sum of any 2023 Base Earn-Out Payment and any 2023 Incremental Earn-Out Payment.

(xi)    “2023 Earn-Out Period” means the 12-month period beginning on March 1, 2023 and ending on February 29, 2024.
(xii)    “2023 Earn-Out Revenue”” means Earn-Out Revenue for the 2023 Earn-Out Period.
(xiii)    “2023 Earn-Out Revenue Growth” means 2023 Earn-Out Revenue minus $[***].
(xiv)    “2023 Incremental Earn-Out Payment” means 2023 Earn-Out Revenue Growth multiplied by [***]%; provided, that in no event shall the 2023 Incremental Earn-Out Payment exceed $10,000,000.
(xv)    “Earn-Out Gross Margin” means, for the 2022 Earn-Out Period, 2022 Earn-Out Gross Margin, and for the 2023 Earn-Out Period, 2023 Earn-Out Gross Margin, as applicable.
(xvi)    “Earn-Out Payment” means the 2022 Earn-Out Payment or the 2023 Earn-Out Payment, as applicable.
(xvii)    “Earn-Out Period means the 2022 Earn-Out Period or the 2023 Earn-Out Period, as applicable.
(xviii)    “Earn-Out Revenue” means all revenue generated by the Business during the applicable Earn-Out Period from the sale of customer calls, leads and/or clicks generated through the Business’s social media, video, image, GIF, and SMS and text advertisements, and other affiliate channels to insurance carriers and distributors, calculated in accordance with the Applicable Accounting Principles.
(xix)    “Earn-Out Revenue Growth” means, for the 2022 Earn-Out Period, 2022 Earn-Out Revenue Growth, and for the 2023 Earn-Out Period, 2023 Earn-Out Revenue Growth, as applicable.
(b)    Earn-Out Payments; Minimum Gross Margin Condition. In the event that it is finally determined pursuant to this Section 2.9 that, for any Earn-Out Period (i) Earn-Out Revenue Growth exceeds $0 and (ii) Earn-Out Gross Margin is equal to or exceeds [***]%, then, subject in all cases to Section 2.9(e) and Section 8.7(a), the Buyer will pay to the Seller the applicable Earn-Out Payment in accordance with Section 2.9(d). For the avoidance of doubt, in the event that Earn-Out Gross Margin for any Earn-Out Period is less than [***]%, then the Seller will not be entitled to any Earn-Out Payment for such Earn-Out Period, regardless of whether Earn-Out Revenue Growth exceeds $0 for such Earn-Out Period.
(c)    Procedures Applicable to Determination of Earn-Out Payments.
(i)    Within 60 days after the last day of each Earn-Out Period, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Earn-Out Statement”) that shall include and set forth the Buyer’s calculations of (i) Earn-Out Revenue and Earn-Out Revenue Growth for the applicable Earn-Out Period, (ii) Earn-Out Gross Margin for the applicable Earn-Out Period and (iii) on the basis of the foregoing, any Earn-Out Payment payable to the Seller for the applicable Earn-Out Period. Such Earn-Out Statement shall quantify in reasonable detail the amount of each component included in each such calculation.

(ii)    Each Earn-Out Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (an “Earn-Out Notice of Disagreement”) specifying the nature and amount of any dispute as to Earn-Out Revenue, Earn-Out Revenue Growth, Earn-Out Gross Margin or the Earn-Out Payment as set forth in the Earn-Out Statement. The Seller shall be deemed to have agreed with all items and amounts not specifically referenced in the Earn-Out Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.9(e).
(iii)    During the 15-day period following delivery of an Earn-Out Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of Earn-Out Revenue, Earn-Out Revenue Growth, Earn-Out Gross Margin or the Earn-Out Payment as specified therein. Any disputed items resolved in writing between the Seller and the Buyer within such 15-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Earn-Out Notice of Disagreement, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Seller and the Buyer have not resolved all such differences by the end of such 15-day period, the Seller and the Buyer shall submit, in writing, to the Independent Accounting Firm, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the applicable Earn-Out Payment (if any), which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator.
(iv)    The costs of any dispute resolution pursuant to Section 2.9(c)(iii), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of each Earn-Out Statement and preparation or review of any Earn-Out Notice of Disagreement, as applicable, shall be borne by such party.
(v)    The Buyer will afford the Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records relating to the Business and to any other information reasonably requested for purposes of reviewing each Earn-Out Statement.

(vi)    The terms of this Section 2.9(c) will not apply to disputes over the compliance by the Buyer Parties with Section 2.9(g).
(d)    Subject to Section 2.9(e) and Section 8.7(a), in the event that it is finally determined pursuant to this Section 2.9 that the Seller is entitled to an Earn-Out Payment hereunder, the Buyer shall make such Earn-Out Payment to the Seller as promptly as reasonably practicable (and in any event within five Business Days) following the final determination thereof. Each date on which an Earn-Out Payment is made to the Seller is referred to herein as an “Earn-Out Payment Date.”
(e)    In the event that, as of any Earn-Out Payment Date, the amount remaining in the Indemnity Escrow Fund is insufficient to pay the aggregate amount of all unpaid Losses set forth in pending Claim Notices delivered by the Buyer Indemnified Parties pursuant to Article VIII (such aggregate amount of unpaid Losses, “Claimed Losses”), then the Buyer shall have the right to withhold and set off against any Earn-Out Payment to which the Seller is entitled pursuant to this Section 2.9 until the Buyer’s right to indemnification for such Claimed Losses is finally determined under Article VIII, an amount equal to (i) the amount of Claimed Losses as of the applicable Earn-Out Payment Date minus (ii) the amount remaining in the Indemnity Escrow Fund as of the applicable Earn-Out Payment Date.
(f)    The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment (A) shall not be represented by any form of certificate or other instrument, (B) may not be sold, assigned, pledged, gifted, conveyed or transferred, (C) do not constitute a security for purposes of federal or state securities Laws or an equity or ownership interest in the Buyer and (D) are not redeemable, (ii) none of the Seller Parties shall have any distribution, voting, liquidation, preemptive or other rights as a securityholder of the Buyer, and (iii) no interest is payable with respect to any Earn-Out Payment.
(g)    Earn-Out Period Covenants.
(i)    During the Earn-Out Periods, the Buyer Parties and their Affiliates shall generally be entitled to operate the Business in their reasonable discretion; provided, that during the Earn-Out Periods, the Buyer Parties:
(A)    [***];
(B)    [***];
(C)    [***];
(D)    [***];
(E)    [***];
(F)    [***];
(G)    [***];
(H)    [***];
(I)    [***];

(J)    [***]
(K)    [***].
(ii)    [***].
(iii)    If, prior to the end of the Earn-Out Period, the Seller believes that the Buyer has breached Section 2.9(g)(i), then within 30 days following the date that the Seller becomes aware of the facts and circumstances underlying the alleged breach, the Seller may provide notice (an “Earn-Out Breach Notice”) to the Buyer of the alleged breach (including reasonable supporting detail) and the Seller’s computation of the amount by which the alleged breach reduced or will reduce Earn-Out Revenue and/or Earn-Out Gross Margin (including reasonable supporting detail and calculations) (the “Earn-Out Adjustments”). If the Buyer does not dispute the Earn-Out Breach Notice, Earn-Out Revenue and Earn-Out Gross Margin will be determined for purposes of Section 2.9 by adding back the Earn-Out Adjustments to the actual Earn-Out Revenue and/or Earn-Out Gross Margin, as applicable. If the Buyer disputes the occurrence of a breach of Section 2.9(g)(i) or the Seller’s calculation of the Earn-Out Adjustments, or both, the Buyer shall provide notice thereof to the Seller (a “Notice of Earn-Out Breach Disagreement”) within 30 days of the Buyer’s receipt of the Earn-Out Breach Notice. If the Buyer fails to deliver a Notice of Earn-Out Breach Disagreement within such 30-day period, the Buyer shall be deemed to have agreed with the Earn-Out Breach Notice and the Earn-Out Adjustments, and Earn-Out Revenue and/or Earn-Out Gross Margin, as applicable, will be determined for purposes of Section 2.9 by adding back the Earn-Out Adjustments to Earn-Out Revenue and/or Earn-Out Gross Margin, as applicable. During the 30-day period following delivery of a Notice of Earn-Out Breach Disagreement by the Seller to the Buyer, the Seller and the Buyer in good faith shall seek to resolve in writing any differences that they may have with respect to the alleged breach and its effect on the Earn-Out Revenue and/or Earn-Out Gross Margin, as applicable. If the parties are unable to resolve all such differences within the 30-day period, either party may seek to have the matter resolved by the court specified in Section 10.9.
(iv)    Notwithstanding anything in this Section 2.9(g) to the contrary, the Buyer Parties and their Affiliates shall at all times be permitted to take any action or refrain from taking any action, or cause the Business to take any action or refrain from taking any action, that the Buyer Parties and their Affiliates determine in good faith (after consulting with the Seller) to be necessary for the Business to comply in all respects with all applicable Laws.
(h)    During the Earn-Out Period, the Buyer will provide the Seller with quarterly reports (each, a “Quarterly Earn-Out Report”) of Earn-Out Revenue and Earn-Out Gross Margin that contain sufficient detail to allow the Seller to validate the Buyer’s compliance with the Applicable Accounting Principles. Such Quarterly Earn-Out Reports will be provided within 45 days following the end of each calendar quarter during the Earn-Out Period.
Section 2.10    Withholding. The Buyer and the Seller shall be entitled to deduct, withhold and pay-over from the amounts otherwise payable to any Person pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If the Buyer or the Seller (or any of their respective Representatives), as the case may be, withholds any such amounts, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person that otherwise would have received such amount but for such withholding.

Section 2.11    Allocation. Within 60 days after the Settlement Date, the Buyer shall deliver to the Seller a written allocation of the Final Closing Consideration, plus any other amounts treated as consideration for income Tax purposes, among the assets of Seller (the “Allocation Schedule”), which allocation shall be consistent with the allocation principles set forth on Schedule 2.11 (the “Allocation Principles”). The Buyer and the Seller Parties will report, act and file all Tax Returns in a manner consistent with the Allocation Schedule, and no party to this Agreement will take any position (whether in audits, Tax Returns or otherwise) inconsistent with the Allocation Schedule, in each case, unless otherwise required by a taxing authority pursuant to a “determination” (as defined in Section 1313(a) of the Code). Any adjustments to the Total Consideration shall be allocated in a manner consistent with the Allocation Principles and Allocation Schedule.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller Parties, jointly and severally, hereby represent and warrant to the Buyer Parties as follows:
Section 3.1    Organization and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now conducted and as currently proposed to be conducted. The Seller is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.2    Authority.
(a)    The Seller has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto (other than the Seller Members), this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.
(b)    Each Seller Member has full legal capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which such Seller Member will be a party, to perform such Seller Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which each Seller Member is a party will be a party will have been, duly executed and delivered by each Seller Member, and assuming due execution and delivery by each of the other parties hereto and thereto (other than the Seller), this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each Seller Member will be a party will constitute, the legal, valid and binding obligations of such Seller Member, enforceable against such Seller Member in accordance with their respective terms.
Section 3.3    No Conflict; Required Filings and Consents.
(a)    Except as set forth in Section 3.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Seller Parties of this Agreement and each of the Ancillary Agreements to which the Seller Parties will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the organizational documents of the Seller;
(ii)    conflict with or violate any Law applicable to any Seller Party, the Business or any of the Purchased Assets or by which any Seller Party, the Business or any of the Purchased Assets may be bound or affected; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any Seller Party or the Business under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any Seller Party is a party or by which any Seller Party, the Business or the Purchased Assets may be bound or affected.
(b)    No Seller Party is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller Parties of this Agreement and each of the Ancillary Agreements to which any Seller Party will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets.
Section 3.4    Title to Assets; Sufficiency of Assets; Interests.
(a)    The Seller has good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice of the Business (collectively, “Permitted Encumbrances”). The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.
(b)    The Purchased Assets constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business as currently conducted or proposed to be conducted, other than content agreements and agreements with endorsers for future advertisements to be obtained by the Business in the ordinary course of business consistent with the past practice of the Business.
(c)    Each Seller Member is the record and beneficial owner of the Interests set forth next to such Seller Member’s name on Schedule 3.4(c) of the Disclosure Schedules, free and clear of any Encumbrance. Except for the Interests and as set forth on Schedule 3.4(c) of the Disclosure Schedules, the Seller has not issued any Equity Participations.
Section 3.5    Financial Statements; No Undisclosed Liabilities.
(a)    True and complete copies of the unaudited consolidated balance sheet of the Business as at December 31, 2021 and 2020, and the related unaudited consolidated statements of results of operations and cash flows of the Business, together with all related schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Business as at January 31, 2022, and the related consolidated statements of results of operations and cash flows, together with all related schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.5(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of the Seller pertaining to the Business, (ii) have been prepared in accordance with the Applicable Accounting Principles applied on a consistent basis throughout the periods indicated and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Business as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.
(b)    Except as and to the extent adequately accrued or reserved against in the consolidated balance sheet of the Business as at December 31, 2021 (such balance sheet, together with all related schedules thereto, the “Balance Sheet”), the Seller does not have any liability or obligation of any nature arising out of, relating to or affecting the Business, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Business or disclosed in the notes thereto, except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Business, (ii) liabilities for Transaction Expenses incurred by the Seller in connection with the transactions contemplated by this Agreement and (iii) Excluded Liabilities.
(c)    The books of account and financial records of the Seller pertaining to the Business have been prepared and are maintained in accordance with the Applicable Accounting Principles.
Section 3.6    Absence of Certain Changes or Events. Since the date of the Balance Sheet:
(a)    the Seller has conducted the Business only in the ordinary course consistent with past practice;
(b)    there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(c)    neither the Business nor the Purchased Assets have suffered any loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance; and
(d)    except as set forth in Schedule 3.6(d) of the Disclosure Schedules, the Seller has not taken any action that, if taken after the Effective Date, would constitute a breach of any of the covenants set forth in Section 5.1.
Section 3.7    Compliance with Law; Permits.
(a)    Except with respect to ERISA (for which Section 3.9 contains the sole representations and warranties), employment practices (for which Section 3.10 contains the sole representations and warranties), Health Care Laws (for which Section 3.15 contains the sole representations and warranties), Tax Laws (for which Section 3.16 contains the sole representations and warranties), Anti-Corruption Laws, Trade Compliance Laws, AML Laws and OFAC Rules (for which Section 3.19 contains the sole representations and warranties), and Privacy Laws and Requirements (for which Section 3.20 contains the sole representations and warranties), the Seller is and during the past four years has been in compliance in all material respects with all Laws applicable to it in connection with the conduct or operation of the Business and the ownership, operation or use of the Purchased Assets. Neither the Seller nor any of its executive officers has received during the past four years, nor to the knowledge of the Seller is there any basis for, any written notice, order, complaint or other communication from any Governmental Authority or any other Person that the Seller is not in compliance in all material respects with any such Laws.
(b)    Schedule 3.7(b) of the Disclosure Schedules sets forth a true and complete list of all Permits necessary for the Seller to own, lease and operate the Purchased Assets and to carry on the Business in all material respects as currently conducted (the “Business Permits”). The Seller is and has been in compliance in all material respects with all such Business Permits. All such Business Permits are valid and have not lapsed, been cancelled, terminated or withdrawn. No suspension, termination, cancellation, modification, revocation or nonrenewal of any Business Permit is pending or, to the knowledge of the Seller, threatened, and there is no basis for any of the foregoing. All Business Permits may be transferred in accordance with applicable Law and assigned to the Buyer. No Business Permit is held in the name of any Related Party of the Seller or any employee, officer, manager, member, agent or otherwise on behalf of the Seller.
Section 3.8    Litigation. There is no Action pending or, to the knowledge of the Seller, threatened in connection with the Business or the Purchased Assets or the Seller’s ownership or operation thereof, nor, to the knowledge of the Seller, is there any reasonable basis for any such Action. There is no Action pending or, to the knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Business, the Purchased Assets, the Seller’s ownership, operation or use thereof or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Seller pending, or which the Seller has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets.

Section 3.9    Employee Benefit Plans.
(a)    Schedule 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of all current Business Employees, specifying their position, hourly rate or annual salary, description of the areas of responsibility with respect to the Business, date of hire, business location, eligibility to receive commission (and, if applicable, the amount of such commission), target bonus and incentive entitlements and identifying which Business Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on medical, pregnancy, parental or adoption leave and their anticipated dates of return to active employment.
(b)    Schedule 3.9(b) of the Disclosure Schedules set forth a true and complete list of all material Employee Plans that cover any Business Employee.
(c)    With respect to each material Employee Plan, the Seller has made available to the Buyer, to the extent applicable, true, correct and complete copies of (i) all documents embodying such Employee Plan, including (without limitation) all amendments thereto and all related trust documents, insurance contracts or other funding vehicles, (ii) written descriptions of any such Employee Plans that are not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, (iv) the most recent annual actuarial valuations, (v) the most recent determination or opinion letter issued by the IRS with respect to any Employee Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (vi) the most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto) and (vii) all material non-ordinary correspondence to or from the IRS, the United States Department of Labor (“DOL”), the PBGC or any other Governmental Authority received in the last three years with respect to any Employee Plan.
(d)    (i) each Employee Plan (including any related trusts) has been established, operated and administered in material compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code; (ii) the Seller has performed all obligations required to be performed by it under each Employee Plan; and (iii) with respect to the Employee Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Seller would reasonably expect to be subject to any liabilities (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Employee Plans, ERISA, the Code or any other applicable Law. There has been no amendment to, or written interpretation or announcement by the Seller regarding any Employee Plan that would materially increase the expense of maintaining such Employee Plan above the level or expense incurred with respect to that plan for the most recently completed fiscal year.
(e)    No Employee Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Seller who reside or work outside of the United States.
(f)    Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the knowledge of the Seller, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such Employee Plan.
(g)    (i) neither the Seller, nor any Employee Plan nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Seller to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code and (ii) the Seller has not engaged in a transaction that would reasonably be expected to result in a civil penalty under Sections 409 or 502(i) of ERISA.
(h)    All required contributions in respect of any Employee Plan have been timely made or properly accrued on the financial statements.
(i)    There are no loans by the Seller to any of its current or former employees, other than loans under any Employee Plan intended to qualify under Section 401(k) of the Code.
(j)    No Action is pending, or is overtly threatened in communication with the Seller, against or with respect to any Employee Plan, including any audit or inquiry by the IRS or the DOL (other than routine claims for benefits arising under such plans).
(k)    No Employee Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Seller nor any of its ERISA Affiliates has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” as defined in Section 3(37) of ERISA.
(l)    No Employee Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.
(m)    Except as required by applicable Law, no Employee Plan provides retiree or post-employment medical, disability, life insurance or other non-cash welfare benefits to any Person, and the Seller does not have any obligation to provide such benefits.
(n)    The Seller is in material compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), (iv) the applicable requirements of the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010; and (v) the applicable requirements of the Cancer Rights Act of 1998.
(o)    Except as set forth in Schedule 3.9(o) of the Disclosure Schedules, neither the execution and delivery of this Agreement, equityholder or other approval of this Agreement nor the consummation of the transactions contemplated herein will, either alone or in combination with another event, (i) entitle any employee, manager, officer or independent contractor of the Seller to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of, any compensation due to any such employee, manager, officer or independent contractor, (iii) directly or indirectly cause the Seller to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) require a “gross-up,” indemnification for, or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under of Section 280G of the Code or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(p)    Each Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or otherwise.
Section 3.10    Labor and Employment Matters.
(a)    The Seller is not a party to any labor or collective bargaining Contract with any union, labor organization or other Person that pertains to any Business Employees. To the knowledge of the Seller, there are no, and during the past four years there have been no, organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any Business Employees or any labor organization. There is no, and during the past four years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Seller, threatened against or affecting the Business or the Seller in connection with the Business. There are no pending or, to the knowledge of the Seller, threatened union grievances or union representation questions involving any Business Employees.
(b)    The Seller is and during the past four years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health (including COVID-19-related Laws), employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, in connection with the Business. The Seller is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws, in connection with the Business. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller, threatened with respect to the Business or the Seller in connection with the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
(c)    There is no reasonable basis on which the Seller can be classified as an employer or “joint employer” of any employee, independent contractor or consultant of any of the subcontractors and independent contractors that provide services to the Seller (the “Subcontractors”). The Seller has taken all commercially reasonable steps to ensure that (i) employees, independent contractors and consultants of the Subcontractors will not be treated as joint employees of the Seller and (ii) the Seller will not be jointly or vicariously liable to any employee, independent contractor and consultant of the Subcontractors with respect to any labor, employment, benefits or other matters.
(d)    (i) all individuals who are, or were during the last four years, performing consulting or other services for the Seller are or were correctly classified under all applicable laws by the Seller as either independent contractors or employees as the case may be and (ii) all individuals who are, or were during the last four years, classified as “employees” of the Seller are or were correctly classified under all applicable laws by the Seller as exempt or non-exempt, as the case may be.
(e)    The Seller has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Business. The Seller has paid in full to all Business Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.
(f)    To the knowledge of the Seller, no senior executive or other Key Employee of the Seller is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Seller or the ability of the Seller (or the Buyer, from and after the Closing) to conduct the Business as currently conducted.
(g)    Each Business Employee and, to the knowledge of the Seller, each independent contractor of the Seller, is in possession of all Permits necessary for such employee or independent contractor to carry out such Person’s duties in compliance with applicable Law.
(h)    All Business Employees working in the United States hired on or after November 7, 1986 are authorized for employment by the Seller in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. No allegations of immigration-related unfair employment practices have been made with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices. The Seller has completed and retained in accordance with the Immigration and Naturalization Service regulations a Form I-9 for all Business Employees working in the United States hired on or after November 7, 1986, except those employees whose employment terminated on or before June 1, 1987. No current Business Employee is authorized for employment in the United States pursuant to a nonimmigrant visa that authorizes the employee to be employed by the Seller.
(i)    In the last four years, (i) no allegations of sexual harassment or sexual misconduct have been made or, to the knowledge of the Seller, threatened to be made against or involving any current or former officer, manager or other Key Employee of the Seller, and (ii) the Seller has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, manager or other Key Employee.
(j)    The Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Business. Neither the Seller nor any of its officers, managers or other Key Employees has received within the past four years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business and, to the knowledge of the Seller, no such investigation is in progress.
(k)    There has not been, and the Seller does not reasonably anticipate or have any reason to believe that there will be, any material adverse change in relations with Business Employees as a result of the announcement of the transactions contemplated by this Agreement.

To the knowledge of the Seller, no current Business Employee intends, or is expected, to not accept an offer of employment with Parent in accordance with Section 5.7 following the consummation of the transactions contemplated hereby.
(l)    In the past 12 months, the Seller has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq.) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Seller related to the Business, nor has the Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No Business Employee has suffered an “employment loss” (as defined in the WARN Act) in the past 12 months.
(m)    The Seller is and has been in compliance with (i) all applicable COVID-19-related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other state, local and/or other governmental body; (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and (iii) any other applicable COVID-19-related leave Law, whether state, local or otherwise.
Section 3.11    Real Property. The Seller does not own or lease any real property in connection with the operation of the Business or the ownership, operation or use of the Purchased Assets.
Section 3.12    Personal Property.
(a)    Schedule 3.12(a) of the Disclosure Schedules set forth a true and complete list of (i) all Personal Property owned by the Seller having an original cost of $[***] or more and (ii) each lease or other Contract under which the Seller is the lessee of, or holds or operates, any Personal Property owned by a third Person, including, in each case, the expiration date thereof and a brief description of the property covered.
(b)    All of the Personal Property has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each item of the Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.
Section 3.13    Intellectual Property.
(a)    Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents, registered Copyrights and Software (subject to the limitations described in Section 3.17(a)(xvii)(A)), included in the Seller Intellectual Property, identifying for each (other than domain names), if applicable, whether it is owned by or exclusively licensed to Seller, the owner(s), jurisdiction, expiration date, registration number and/or application number, and, with respect to each domain name, the registrar, registrant and expiration date.

(b)    No registered Mark identified on Schedule 3.13(a) has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.13(a) has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect thereto any of such Patents.
(c)    The Seller exclusively owns and possesses, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all right title and interest in and to the Seller Intellectual Property identified on Schedule 3.13(a) and all other Seller Intellectual Property, other than Seller Intellectual Property that is licensed to the Seller by a third party licensor pursuant to a written license agreement that remains in effect. The Seller owns, or has a valid license to use, all Intellectual Property necessary for the Seller to carry on the Business as currently conducted. The Seller has not received any notice or claim challenging the Seller’s ownership of any of the Seller Intellectual Property owned (in whole or in part) by the Seller, nor to the knowledge of the Seller is there a reasonable basis for any claim that Seller does not so own any of such Seller Intellectual Property.
(d)    The Seller has taken all reasonable steps in accordance with standard industry practices to protect its rights in the Seller Intellectual Property and at all times has maintained the confidentiality of all material information that constitutes or constituted a Trade Secret of the Seller. All current and former employees, consultants and contractors of the Seller that have or had access to, or developed, any of the Seller Intellectual Property have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Seller’s standard forms. The Seller has not disclosed any material confidential or proprietary information to any Person other than pursuant to a written confidentiality agreement.
(e)    All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.13(a) of the Disclosure Schedules (“Seller Registered IP”) are valid, subsisting and enforceable, and the Seller has not received any notice or claim challenging the validity or enforceability of any Seller Registered IP or alleging any misuse of such Seller Registered IP. The Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Seller Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).
(f)    The development and publication of advertisements and other content by or on behalf of the Seller or the Business, and all of the other activities or operations of the Seller and the Business, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party, and the Seller has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Seller, is there a reasonable basis therefor. No Seller Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Seller or the Business. To the knowledge of the Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to Seller in a material manner.

(g)    The Seller has not transferred ownership of, or granted any exclusive license with respect to, any material Seller Intellectual Property. Concurrently with the execution and delivery of this Agreement, the Buyer shall succeed to all of the Seller’s rights and interest in or under all material Seller Intellectual Property, and all other Intellectual Property used or held for use in the conduct of the Business as it is currently conducted and proposed to be conducted, and all of the Seller’s rights under all Seller Intellectual Property and all such other Intellectual Property shall be exercisable by the Buyer to the same extent as the Seller prior to the Closing Date. No loss or expiration of any of the material Seller Intellectual Property or any other Intellectual Property used or held for use by the Seller in the conduct of the Business is threatened, pending or reasonably foreseeable.
(h)    The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price any of the rights or obligations of the Business under any agreement under which any right or license of or under Intellectual Property is granted to or by the Business.
(i)    All managers, officers and other employees of the Seller, as well as all independent contractors and/or consultants to the Seller, are under written obligation to the Seller to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Seller all inventions made by them within the scope of their employment during such employment.
(j)    The Seller has not granted, directly or indirectly, any current or contingent rights, licenses or interests in, or otherwise provided to a third party, any source code of any Software owned by the Seller, other than to consultants and contractors performing work on behalf of the Seller who are bound by confidentiality obligations with respect to such source code. The Seller has not disclosed or delivered to any escrow agent or any other Person any of the source code of any Software owned by the Seller, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. The Seller has in its possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable their appropriately skilled employees or those of a third party to maintain and support the Seller’s proprietary Software.
(k)    The Seller has not distributed Open Source Software in conjunction with or for use with any proprietary Software of the Seller. None of the proprietary Software of the Seller contains, incorporates, links, calls to or otherwise uses Open Source Software in a manner that (i) obligates the Seller to disclose, make available, offer or deliver any portion of the source code of such proprietary Software or component thereof to any third party, (ii) otherwise affects the freedom of action of the Business with respect to the use or distribution of such proprietary Software, or (iii)(A) obligates the Seller to grant any licenses under any Patents in which it now or hereafter may have an interest (including any Open Source Software that is subject to version 3.1 of the GNU General Public License that results in a grant of a patent license under Section 11.1 thereof) or (B) requires the Seller to permit third parties to reverse engineer or replace portions of Open Source Software, as required under the GNU Lesser General Public License. All use of any Open Source Software by the Seller is in compliance in all material respects with all licenses applicable thereto, including all copyright notice and attribution requirements.
(l)    The Seller Intellectual Property does not and will not contain any viruses, malicious code, trojan horse, worm, time bomb, self-help code, back door or other Software code or routine that: (i) damages, destroys, or alters any Software or hardware; (ii) reveals, damages, destroys, or alters any data; (iii) disables any computer program automatically; or (iv) permits unauthorized access to, or viewing, manipulation, modification or other changes to, any Software or hardware.
(m)    The Systems used by the Business are (i) sufficient for the existing needs of the Business and (ii) in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business as currently conducted and proposed to be conducted. The Seller has commercially reasonable and appropriate security, back-ups and disaster recovery arrangements and hardware and computer Software support and maintenance arrangements in place to minimize the risk of a material error, breakdown, failure or security breach occurring, and to prevent a material disruption to its business. The Software used to operate the Business is configured to minimize the effects of viruses and other malicious or disabling code, and to the knowledge of the Seller, such Software does not contain any viruses or other malicious or disabling code. Seller has not suffered any error, breakdown, failure or security breach that has caused any material loss of data, material disruption or material damage to the operations of the Business, or that was reportable to any governmental authority or any affected individual.
(n)    No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of any Seller Intellectual Property. To the knowledge of the Seller, no employee of the Seller who was involved in, or who contributed to, the creation or development of any Seller Intellectual Property has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions related to such Seller Intellectual Property during a period of time during which such employee was also performing services for the Seller.
Section 3.14    Receivables. All Receivables reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing Date, all Receivables will be current and collectible net of the respective reserves shown on the Balance Sheet or to be shown on the Closing Balance Sheet (which reserves (a) are adequate and calculated consistent with past practice, (b) in the case of reserves on the Closing Balance Sheet, will not represent a greater percentage of Receivables as of the Closing than the reserve reflected on the Balance Sheet represented of the Receivables reflected therein and (c) will not represent a change in the composition of such Receivables in terms of aging). Subject to such reserves, each Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any Receivables related to the amount or validity of such Receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.
Section 3.15    Compliance with Health Care Laws.
(a)    The Seller is, and during the past four years has been, in compliance in all material respects with all Health Care Laws applicable to it in connection with the conduct or operation of the Business and the ownership, operation or use of the Purchased Assets. During the past four years, the Seller has not received any written notice, communication, complaint, report, search warrant, subpoena, civil investigative demand or contact letter alleging material non-compliance by the Seller with any applicable Health Care Law. During the past four years, the Seller has not been subject to any non-routine Action by any Governmental Authority involving or related to its alleged material non-compliance with any applicable Health Care Law.

During the past four years, the Seller has not made any self-disclosures to any Governmental Authority related to a violation of 42 U.S.C. § 1320a-7b(b).
(b)    In connection with the conduct or operation of the Business and the ownership, operation and use of the Purchased Assets, the Seller: (i) is not and has not been a party to a corporate integrity agreement, deferred prosecution agreement or other compliance agreement related to an allegation of health care fraud, abuse, or waste with any Governmental Authority; and (ii) has not been convicted of any criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service, or interference with or obstruction of any investigation into any criminal offense, and no such agreement or Action is pending or, to the knowledge of the Seller, threatened.
(c)    The Seller has not entered into any business associate agreements with any third parties, and has taken commercially reasonable steps, consistent with industry standards and applicable Laws, such that patient, health, protected or personally identifiable information is protected against unauthorized access, use, modification, disclosure or other misuse. During the past four years, the Seller has not (i) suffered or otherwise experienced any material and reportable breach of unsecured protected or personally identifiable health information or any ransomware incident, or (ii) received any complaint or notice from the U.S. Department of Health and Human Services Office of Civil Rights or any other Governmental Authority regarding any allegation regarding material failure to comply with HIPAA or made any notification of any such material breach or material failure to any Governmental Authority or pursuant to HIPAA.
Section 3.16    Taxes.
(a)    The Seller has filed timely or caused to be filed timely with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, the Seller, on or prior to the Effective Date (taking into account any applicable valid extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(b)    All Taxes of the Seller that are due and payable on or prior to the Closing Date have been timely paid in full to the appropriate taxing authorities. Any such Taxes that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of the Seller in accordance with GAAP.
(c)    None of the Seller, the Business or the Purchased Assets is currently or has been within the past five years the subject of an audit or other examination relating to Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the knowledge of the Seller, contemplated) nor has the Seller received any written notices within the past five years from any taxing authority that such an audit or examination is pending or relating to any issue which might affect the Tax liability of the Seller or the Business.
(d)    The Seller (i) has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Seller that has not expired or (ii) is not presently contesting the Tax liability of the Seller before any taxing authority or other Governmental Authority.
(e)    All material Taxes that the Seller is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.
(f)    No claim has ever been made by any taxing authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.
(g)    There are no Tax-sharing, allocation, indemnification or similar Contracts in effect as between the Seller, or any predecessor or Affiliate thereof, and any other party (including Seller and any of its predecessors or Affiliates) under which the Buyer could be liable for any Taxes or other claims of any party.
(h)    The Seller has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(i)    There are no Encumbrances for Taxes on the Purchased Assets.
(j)    None of the Purchased Assets constitutes an interest in a corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a).
(k)    The Seller has been properly treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and, where applicable, analogous state Tax provisions) at all times since February 4, 2017.  Prior to such date the Seller was and at all times during its existence had been properly treated as a partnership or disregarded entity for U.S. federal and applicable state and local income Tax purposes.
(l)    The Seller does not have and has not had a permanent establishment, within the meaning of any applicable income tax treaty, in any country other than the United States.
(m)    The Seller has not availed itself of any benefit available under any applicable Law enacted in connection with COVID-19, including the CARES Act, Families First Coronavirus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act, and Consolidated Appropriations Act, 2021, except for the PPP Loan.
Section 3.17    Material Contracts.
(a)    Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, there are no Contracts relating to the Business or the Purchased Assets (other than Seller Excluded Contracts) of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):
(i)    Contracts with Business Employees, independent contractors, and consultants of the Business;

(ii)    Contracts providing for severance compensation, bonuses, change-of-control benefits, equity purchases, options, profit sharing, pension, retirement, other form of deferred compensation, collective bargaining or the like;
(iii)    Contracts with any management service, financial advisory or similar firm or any investment banks;
(iv)    Contracts with any Affiliates of the Seller;
(v)    Contracts relating to the Business or the Purchased Assets that are not terminable without penalty or cost on notice of 60 days or less;
(vi)    Contracts with Major Customers or Major Vendors;
(vii)    Contracts relating to the research, development, marketing, and/or distribution of products or services of the Business;
(viii)    Contracts providing for third parties to provide referrals of potential customers to the Seller or the Business;
(ix)    Contracts relating to any Indebtedness of the Seller or otherwise imposing any Encumbrance on any Purchased Asset;
(x)    Contracts that provide for the assumption or guaranty of any Indebtedness or other liability of any other Person;
(xi)    Contracts that contain a non-competition or non-solicitation provision relating to the Purchased Assets, the Business, or any customers of the Business, or that otherwise prohibit, restrict, limit or purport to prohibit, restrict or limit the ability of the Business to compete in, or conduct business in, any line of business or to provide services to any Person or in any geographic area or during any period of time;
(xii)    Contracts (A) providing for the Business to be the exclusive or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to the Business of exclusive or preferred rights of any kind, or (B) providing for any Person to be the exclusive or preferred provider of any product or service to the Business, or that otherwise involves the granting by the Business to any Person of exclusive or preferred rights;
(xiii)    Contracts relating to the acquisition, directly or indirectly, of all or substantially all of the business, assets, properties, or equity interests of any other Person, whether by merger, purchase of assets, purchase of equity, exclusive license, or otherwise;
(xiv)    Contracts that provide for any joint venture, partnership, or similar arrangement relating to the Business or any of the Purchased Assets;
(xv)    Government Contracts;
(xvi)    Contracts for future capital or other material expenditures in excess of $[***] individually or $[***] in the aggregate;

(xvii)    Contracts (A) pursuant to which the Seller licenses any Intellectual Property from any third party; provided, however, that the following Contracts shall not be required to be scheduled but shall be deemed to be “Material Contracts” to the extent that they otherwise so qualify: Contracts containing in-licenses of uncustomized, commercially available, off-the-shelf Software that are subject to “shrink-wrap” or “click-through” license agreements or other standard terms of use, in each case for less than $[***] per annum); (B) for the development of any material Seller Intellectual Property (other than agreements with Business Employees entered into in the ordinary course of business on standard forms made available to the Buyer); or (C) under which the Seller has licensed or otherwise granted the right to use any Seller Intellectual Property to a third party (including any settlement, co-existence, covenant not to sue or other agreement that restricts the enforcement, use, or other exploitation, of any Seller Intellectual Property);
(xviii)    Contracts granting to any Person an option or right of first refusal, first offer, or similar preferential right to purchase or acquire any material asset of the Seller;
(xix)    Contracts with any Related Party of any Seller Party;
(xx)    Contracts that include any “most favored nations” or best price provision in favor of the counterparty thereunder, or any type of special discount rights;
(xxi)    Contracts that require a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;
(xxii)    Contracts under which the Seller has agreed to indemnify any Person, other than indemnification clauses contained in Contracts entered into with customers of the Business in the ordinary course of business consistent with past practice;
(xxiii)    Contracts relating to the settlement of any Action within the last five years;
(xxiv)    Contracts that result in any Person holding a power of attorney that relates to the Seller, the Business, or the Purchased Assets; and
(xxv)    Contracts with any labor union; and
(xxvi)    any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $[***] on an annual basis or in excess of $[***] over the current Contract term or (B) is material to the business, operations, assets, financial condition, results of operations or prospects of the Business, taken as a whole.
(b)    No Material Contract has been terminated or repudiated. Each Material Contract is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing. Each Material Contract is the legal, valid and binding obligation of the Seller, and to the knowledge of the Seller, each of the other parties thereto, enforceable against such party in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in an Action in equity or at law) or the implied covenant of good faith and fair dealing. Except as disclosed in Schedule 3.17(b) of the Disclosure Schedules, there exists no default or event of default by or with respect to the Seller, nor any event, occurrence, condition or act (including the transaction contemplated by this Agreement and the Ancillary Agreements) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become such a default or event of default, with respect to any Material Contract, other than any such default, event of default, event, occurrence, condition or act which is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business. To the knowledge of the Seller, all of the covenants to be performed by any other party to any Material Contract have been fully performed in all material respects. The Seller has not received any claim for Losses or indemnification under any Material Contract. The Seller has made available to the Buyer true and complete copies, including all amendments, of each written Material Contract and written summaries of the material terms of each oral Material Contract.
Section 3.18    Customers and Vendors.
(a)    Schedule 3.18(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all customers of the Business with a billing for each such client of $[***] or more during the fiscal years ended December 31, 2021 and 2020 (each, a “Major Customer”), (ii) the amount for which each such Major Customer was invoiced during such periods and (iii) the percentage of the total sales of the Business represented by sales to each such Major Customer during such periods. The Seller has not received any notice or has any reason to believe that any of such Major Customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Business. No Major Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Schedule 3.18(b) of the Disclosure Schedules sets forth a true and complete list of (i) all vendors of the Business from which the Seller ordered products or services with an aggregate purchase price for each such vendor of $[***] or more during the fiscal years ended December 31, 2021 and 2020 (each, a “Major Vendor”) and (ii) the amount for which each such Major Vendor invoiced the Seller during such period. The Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such Major Vendor, or that any such Major Vendor will not sell supplies or services to the Buyer at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Seller, subject to general and customary price increases and changes in purchasing behavior. No Major Vendor has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 3.19    Anti-Corruption Laws; Trade Compliance Laws; Anti-Money Laundering.
(a)    None of the Seller, or any of its managers, officers, employees, agents and Affiliates: (i) has made any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) has made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; (iii) has made or taken any action to further or facilitate any offer, payment, gift, promise to pay, or any offer, gift or promise of anything else of value, directly or indirectly, to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party in order to obtain, retain or direct business or obtain any advantage in violation of Anti-Corruption Laws; (iv) has established or maintained any unrecorded funds for unlawful purposes; or (v) has accepted or received any unlawful contributions, payments, gifts or expenditures.
(b)    Neither the Seller nor the Business has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to Anti-Corruption Laws. To the knowledge of the Seller, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to the Anti-Corruption Laws by the Seller or the Business.
(c)    No Seller Party, nor any of the managers, officers, employees or, to the knowledge of the Seller, any agent of the Business, is a Sanctioned Person. The Seller and the Business are in compliance with all applicable Trade Compliance Laws. The Seller and the Business: (i) have not directly or indirectly exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. persons located in the United States) any items, software, technology or services subject to Trade Compliance Laws in violation of Trade Compliance Laws; (ii) where required by Law, have notified recipients of such items, software, technology or services of the potential applicability of Trade Compliance Laws to the recipients’ use or other disposition thereof; and (iii) have not engaged in any other transactions with any Person with whom U.S. Persons are prohibited from dealing under Trade Compliance Laws, including, for example, any Sanctioned Person.
(d)    No charge, proceeding, investigation, or inquiry by any Sanctions Authority, the U.S. Department of State’s Directorate of Defense Trade Controls, or any other governmental institution or agency administering Trade Compliance Laws, with respect to a violation of any applicable Trade Compliance Laws is now pending or, to the knowledge of the Seller, has been asserted or threatened with respect to the Seller or the Business. The Seller and the Business have not been the subject of any past charge, proceeding, investigation or inquiry with respect to potential or actual violations of any Trade Compliance Laws.
(e)    The Seller and the Business have not made any voluntary disclosure with respect to a possible violation of Trade Compliance Laws to any Sanctions Authority, the U.S. Department of State’s Directorate of Defense Trade Controls, or any other governmental institution or agency administering Trade Compliance Laws. The Seller and the Business have not been subject to civil or criminal penalties imposed by any Sanctions Authority, the U.S. Department of State’s Directorate of Defense Trade Controls, or any other governmental institution or agency administering Trade Compliance Laws with respect to violations of any Trade Compliance Laws.
(f)    The Seller and the Business comply and have complied in all respects with and have not been in violation of any applicable provision of the AML Laws; and the Seller and the Business comply and have complied in compliance in all respects with and have not been in violation of any of the OFAC Rules. The products and services of the Business have not been used to violate, or have not been in violation of such AML Laws or OFAC Rules. None of the monies used to fund the Business or any beneficiary or user of any of the products and services of the Business have been derived from any organized crime, money laundering, terrorism, or drug trafficking activities. The proceeds derived by the Business or any beneficiary or user of any of the products or services of the Business have not been used to finance any such activities. The Seller has not received any notice of any violation or Action against the Seller or the Business alleging any failure to comply with any of the AML Laws or OFAC Rules.
Section 3.20    Privacy and Data Security.

(a)    The Seller, and all third parties acting on behalf of the Seller that have or have had access to Personal Data collected by or on behalf of the Seller, comply, and have always complied, in all material respects, with all (i) applicable Laws, guidance and best practices, including Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act and applicable state and federal privacy Laws, including the California Consumer Privacy Act of 2018 (ii) contractual obligations (including those with identified customers), (iii) internal and public-facing privacy, data handling and/or security policies of the Seller, (iv) public statements that the Seller has made in writing regarding its respective privacy, data handling and/or data security policies or practices, (v) rules of applicable self-regulatory organizations, and (vi) applicable published industry standards (collectively, “Privacy Laws and Requirements”) relating to (x) the privacy of users of any Websites, products and/or services of the Seller; (y) the collection, use, storage, retention, disclosure, transfer, disposal or other processing of any Personal Data collected or used by the Seller and/or by third parties having access to such information; and (z) the marketing, promotion and transmission of unsolicited communications, whether delivered by email, text message, phone call or any other manner.
(b)    The Seller maintains privacy policies (each, a “Privacy Policy”) that describe policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Personal Data, as applicable. True and correct copies of all such Privacy Policies have been made available to the Buyer. Each such Privacy Policy and all materials distributed or marketed by the Seller have at all times included all information and made all disclosures to users or customers required by all Privacy Laws and Requirements, and none of such disclosures made or contained in any such Privacy Policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements. The Seller complies and has complied with each Privacy Policy in effect from time to time.
(c)    There is no complaint to, or any Action currently pending against, the Seller by any Person, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, disposal or other processing of Personal Data. The Seller provides its employees with training related to the Privacy Laws and Requirements as applicable to the Personal Data that they collect, use, store, transfer, disclose, maintain and/or otherwise process. The Seller has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has not been any unauthorized access to, disclosure of, appropriation of and/or any other misuse of any Personal Data nor has there been any breach in security of any of the information systems used to store or otherwise process any Personal Data.
(d)    Schedule 3.20(d) of the Disclosure Schedules sets out (i) a description of all Personal Data that the Seller, and all third parties acting on its behalf has transferred from one country to another and, in each instance, identifies the exporting and importing countries; (ii) identifies the data exporter and data importer; (iii) describes the purposes of each cross-border data transfer; and (iv) describes the legal basis under which each of the data transfers were made. Except as disclosed in Schedule 3.20(d) of the Disclosure Schedules, none of the Seller, nor any third party acting on its behalf has transferred any Personal Data across any international borders. The Seller complies, and has at all times complied, with the European General Data Protection Regulation applicable to the Seller all other applicable privacy Laws and directives of any jurisdictions outside of the United States.

(e)    The Seller has established and is in compliance with a written information security program that complies in all respects with applicable Law and: (i) is designed to ensure compliance with Privacy Laws and Requirements; (ii) includes administrative, technical and physical safeguards sufficient to safeguard the security, confidentiality, and integrity of transactions and Personal Data; and (iii) is sufficient to protect against unauthorized access to the Systems or Personal Data of the Seller and the Systems of any third party service providers that have access to Systems and/or Personal Data of the Seller.
(f)    The Seller has complied and does comply with the CAN-SPAM Act, Telephone Consumer Protection Act and all other applicable Laws regulating the transmission of commercial or marketing email, text messaging, telephone calls and faxes (“UCE Laws”) and has contractually obliged and does contractually oblige all companies that send advertising on its behalf to so comply. No Actions have been asserted against the Seller alleging a violation of any UCE Laws and, to the knowledge of the Seller, no such Actions are likely to be asserted against the Seller and/or any third party advertisers acting on behalf of the Seller. None of the products or services of the Seller install “spyware,” “adware” or other malicious code that could compromise the privacy or data security of end-users and/or their computer systems and/or collect information from an end user without their knowledge (collectively, “Spyware”). No Actions have been asserted against the Seller alleging any use of Spyware by the Seller or any third party marketing the products or services of the Seller, and to the knowledge of the Seller no such Actions are likely to be asserted.
(g)    The Seller has not engaged, and is not currently engaging, in any unfair or deceptive marketing practices. The Seller is in material compliance with the Federal Trade Commission’s Online Behavioral Advertising Privacy Principles. No Actions have been asserted against the Seller alleging unfair and/or deceptive marketing practices of the Seller or any third party marketing the products or services of the Seller, and to the knowledge of the Seller no such Actions are likely to be asserted.
Section 3.21    Conduct of Business. The Seller has conducted and operated the Business only through the Seller and not through any other divisions or any direct or indirect Subsidiary or Affiliate of the Seller.
Section 3.22    Related Party Interests and Transactions.
(a)    Except as set forth on Schedule 3.22 of the Disclosure Schedules, there is no Contract, arrangement or understanding between any Seller Member or any Related Party of any Seller Party, on the one hand, and the Seller or any of its Affiliates, on the other hand, in connection with or relating to the Business or the Purchased Assets. No Seller Member or Related Party of any Seller Party: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the Business; (iii) has or has had any business dealings or a financial interest in any transaction with the Business or with the Seller involving the Business or any of the Purchased Assets, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been a Business Employee.
(b)    Except for this Agreement, there are no Contracts by and between the Seller, on the one hand, and any Seller Member or Related Party of any Seller Party, on the other hand, pursuant to which such Seller Member or Related Party provides or receives any information, assets, properties, support or other services to or from the Business (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters). Subsequent to the Closing, the Business will own or have a valid license to all assets, properties and rights currently used in the conduct or operation thereof.
(c)    There are no outstanding notes payable to, accounts receivable from or advances by the Business or by the Seller in connection with the Business or involving any assets thereof, and neither the Business nor the Seller in connection with the Business is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Seller Member or any Related Party of any Seller Party. Since the date of the Balance Sheet, neither the Business nor the Seller in connection with the Business has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Seller Member or any Related Party of any Seller Party, other than the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 3.23    Insurance. Schedule 3.23 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Business and the Purchased Assets, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Seller has not received notice of, nor to the knowledge of the Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy. Schedule 3.23 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
Section 3.24    Government Contracts.
(a)    With respect to each Government Contract: (i) the Seller and the Business have complied with the terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of any Law therein, (ii) the Seller and the Business have complied in all material respects with the requirements of applicable Law pertaining to such Government Contract, (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were correct and complete as of their effective date, and the Seller and the Business have complied in all material respects with all such representations and certifications; and (iv) in the past six years there has been no termination for convenience or termination for default, and no cure notice or show cause notice pertaining to any material Government Contract is in effect.
(b)    In the past six years, (i) neither the Seller nor the Business, nor any “Principal” of the Seller or the Business (as defined in Federal Acquisition Regulation 52.209-5) has been under administrative, civil or criminal investigation, suspension or debarment proceeding, or indictment or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract (other than routine Governmental Authority audits, in which no such irregularities, misstatements or omissions were expressly identified), and (ii) neither the Seller nor the Business has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract.

(c)    In the past six years, neither the Seller nor the Business, nor any “Principal” of the Seller or the Business (as defined in Federal Acquisition Regulation 52.209-5) has been suspended or debarred from doing business with any Governmental Authority or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility or other similar finding for government contracting. No circumstances exist that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Seller or the Business as of the Effective Date.
Section 3.25    PPP Loan.
(a)    The principal amount of the PPP Loan was $[***]. The PPP Loan constituted one or more “covered loans” as defined in Section 1102 of the CARES Act. The Seller met the eligibility requirements for application and receipt of the PPP Loan and has complied in all material respects with the CARES Act with respect to the PPP Loan.
(b)    The Seller used 100% of the proceeds of the PPP Loan solely for PPP Permitted Uses and PPP Forgivable Uses. On March 8, 2021, the Seller submitted a true, correct and complete application to the PPP Lender for forgiveness of 100% of the PPP Loan, which complied in all respects with the CARES Act. On March 21, 2021, the Seller received written notice from the PPP Lender that 100% of the PPP Loan was forgiven and repaid in full.
(c)    The Seller (i) has consulted its own legal and financial advisors with respect to all matters related to the PPP Loan, including eligibility criteria and whether the PPP Loan constituted one or more “covered loans” as defined in Section 1102 of the CARES Act, (ii) is responsible for making its own independent judgment with respect to the PPP Loan, (iii) has not relied on the Buyer or any of its Affiliates with respect to any of such matters and (iv) acknowledges and agrees that the Buyer and its Affiliates have not rendered services, or provided any advice, of any nature in connection with the PPP Loan or the CARES Act (and will not make any claim that the Buyer or its Affiliates have rendered any such services or provided such advice).
Section 3.26    Brokers. Except for Needham & Company, the fees of which will be paid by or on behalf of the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
Section 3.27    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified or supplemented by the Disclosure Schedules), or in any schedule or certificate delivered pursuant to this Agreement, neither the Seller nor any other Person makes any other express or implied representation or warranty with respect to the Seller, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, managers, employees, agents or Representatives. Except for the representations and warranties contained in this Article III (as modified or supplemented by the Disclosure Schedules), or in any schedule or certificate delivered pursuant to this Agreement, the Seller (a) expressly disclaims any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose) and (b) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer by any manager, officer, employee, agent, consultant, or Representative of the Seller or any of its Affiliates). The Seller makes no representations or warranties to Buyer regarding the probable success or profitability of the Business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
The Buyer Parties, jointly and severally, hereby represent and warrant to the Seller Parties as follows:
Section 4.1    Organization. Each of the Buyer Parties is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has full limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2    Authority. Each of the Buyer Parties has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer Parties of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which each of the Buyer Parties will be a party will have been, duly executed and delivered by the applicable Buyer Party and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each of the Buyer Parties will be a party will constitute, the legal, valid and binding obligations of the applicable Buyer Party, enforceable against the applicable Buyer Party in accordance with their respective terms.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Buyer Parties of this Agreement and each of the Ancillary Agreements to which the Buyer Parties will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the organizational documents of either Buyer Party;
(ii)    conflict with or violate any Law applicable to either Buyer Party; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which either Buyer Party is a party;
except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer Parties to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)    The Buyer Parties are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer Parties of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.
Section 4.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer Parties.
Section 4.5    Financial Capability.
(a)    At the Closing, the Buyer will have sufficient funds available to pay the Estimated Closing Consideration and the Payoff Transactions Expenses to be repaid by the Buyer on behalf of the Seller pursuant to Section 2.7(d), and to deposit the Indemnity Escrow Amount with the Escrow Agent.
(b)    On each Earn-Out Payment Date, the Buyer will have sufficient funds available to pay any applicable Earn-Out Payment.
(c)    The Buyer has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect its ability to perform its obligations under this Agreement or any Ancillary Agreement.
Section 4.6    No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated by this Agreement and the Ancillary Agreements, the Buyer has not incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever, or entered into any Contract.
Section 4.7    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified or supplemented by the Disclosure Schedules), or in any schedule or certificate delivered pursuant to this Agreement, neither the Buyer Parties nor any other Person makes any other express or implied representation or warranty with respect to the Buyer Parties or the transactions contemplated by this Agreement, and the Buyer Parties disclaim any other representations or warranties, whether made by the Buyer Parties, any Affiliate of the Buyer Parties or any of their respective officers, managers, employees, agents or Representatives. Except for the representations and warranties contained in this Article IV (as modified or supplemented by the Disclosure Schedules), or in any schedule or certificate delivered pursuant to this Agreement, the Buyer Parties (a) expressly disclaim any representation or warranty, expressed or implied, at common law, by statute, or otherwise and (b) hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Seller Parties or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Seller Parties by any manager, officer, employee, agent, consultant, or Representative of the Buyer Parties or any of their respective Affiliates).
Section 4.8    Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees that the Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller Parties in Article III (as modified or supplemented by the Disclosure Schedules), or in any schedule or certificate delivered pursuant to this Agreement, and the Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Any claims the Buyer may have for breach of a representation or warranty shall be based solely on the representations and warranties of the Seller Parties set forth in Article III (as modified or supplemented by the Disclosure Schedules), or in any schedule or certificate delivered pursuant to this Agreement. The Buyer further acknowledges and agrees that except as set forth in Article III (as modified or supplemented by the Disclosure Schedules), or in any schedule or certificate delivered pursuant to this Agreement, neither the Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, the Business or the transactions contemplated by this Agreement. The Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. Between the Effective Date and the Closing Date, unless expressly permitted by the terms of this Agreement or the Buyer shall otherwise consent in writing, the Seller Parties shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall preserve substantially intact the organization of the Business, keep available the services of the current Business Employees and consultants of the Business and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations. By way of amplification and not limitation, between the Effective Date and the Closing Date, the Seller Parties shall not do or propose to do, directly or indirectly, any of the following in connection with the Business or the Purchased Assets without the prior written consent of the Buyer:
(a)    sell, pledge, dispose of or otherwise subject to any Encumbrance any Purchased Assets, other than the sale of calls to customers of the Business in the ordinary course of business consistent with past practice;
(b)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Purchased Assets;
(c)    amend, waive, modify or consent to the termination of any Seller Contract, or amend, waive, modify or consent to the termination of the Seller’s rights thereunder, or enter into any Contract in connection with the Business or the Purchased Assets other than in the ordinary course of business consistent with past practice;
(d)    authorize, or make any commitment with respect to, any single capital expenditure for the Business that is in excess of $[***] or capital expenditures which are, in the aggregate, in excess of $[***] for the Business taken as a whole;
(e)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f)    enter into any lease of real or personal property or any renewals thereof in connection with the Business;
(g)    increase the compensation payable or to become payable or the benefits provided to its Business Employees, or grant any severance or termination payment to, or pay, loan or advance any amount to, any Business Employee, or establish, adopt, enter into or amend any Employee Plan;
(h)    enter into any Contract with any Related Party of any Seller Party in connection with or affecting the Business or the Purchased Assets;
(i)    make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Business, except as required by GAAP;
(j)    make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Tax Return relating to the Business other than on a basis consistent with past practice;
(k)    pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Purchased Assets, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
(l)    cancel, compromise, waive or release any right or claim relating to the Business or the Purchased Assets, other than in the ordinary course of business consistent with past practice;
(m)    cause the lapse of any existing policy of insurance relating to the Business or the Purchased Assets;
(n)    permit the lapse of any right relating to any Seller Intellectual Property or any other intangible asset used or held for use in connection with the Business;
(o)    accelerate the collection of or discount any Receivables, delay the payment of liabilities that would become Assumed Liabilities, or defer expenses or otherwise increase cash on hand in connection with the Business, except in the ordinary course of business consistent with past practice;
(p)    use any assets of the Business to pay any costs or expenses arising out of or relating to the transactions contemplated by this Agreement or the Ancillary Agreements;
(q)    commence or settle any Action relating to the Business, the Purchased Assets or the Assumed Liabilities;
(r)    take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller Parties in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Seller Parties in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect;

(s)    announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
Section 5.2    Covenants Regarding Information.
(a)    From the Effective Date through the Closing Date, the Seller Parties shall afford the Buyer Parties and their Representatives reasonable access (including for inspection and copying) at all reasonable times to the Purchased Assets and the Seller’s Representatives, properties, offices, plants and other facilities, and books and records relating to the Business and the Purchased Assets, and shall furnish the Buyer Parties with such financial, operating and other data and information in connection with the Business and the Purchased Assets as the Buyer may reasonably request. Any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Seller, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of the Seller. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Buyer Parties if such disclosure would, in the Seller’s reasonable discretion: (i) cause significant competitive harm to the Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (ii) jeopardize any attorney-client or other similar privilege; or (iii) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids; provided, that in the case of clauses (i) and (ii), the parties shall reasonably cooperate in seeking alternative means whereby the Buyer Parties are provided access to such information in a manner that would not cause such competitive harm or jeopardize such privilege (including by providing such information on a redacted or “attorneys’ eyes only” basis). Prior to the Closing, without the prior written consent of the Seller, which may be withheld in its reasonable discretion, the Buyer Parties shall not contact any suppliers to, or customers of, the Business, other than any such suppliers or customers with whom the Buyer Parties or their respective Affiliates have, or enter into, a business relationship that is unrelated to the Seller, the Business or the transactions contemplated by this Agreement. The Buyer Parties shall, and shall cause their Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2(a).
(b)    At the Closing, the Seller shall deliver or cause to be delivered to the Buyer all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating to the Business or the Purchased Assets, that are in the possession of or under the control of the Seller, except to the extent related to the Excluded Assets or the Excluded Liabilities; provided, that the Seller shall be permitted to keep (i) one copy of such books, records and other materials to the extent required by applicable Law to demonstrate compliance with applicable Law or pursuant to the Seller’s bona fide internal compliance procedures and (ii) such books, records or other materials in the form of the so-called “back-up” electronic tapes recorded in the ordinary course of business. All such information retained by the Seller pursuant to this Section 5.2(b) will not be used by the Seller, other than to the extent expressly permitted in this Section 5.2(b), and shall be deemed Confidential Information and held by the Seller subject to the obligations of the Seller Parties set forth in Section 5.8(b).
Section 5.3    Non-Competition; Non-Solicitation; Non-Disparagement.
(a)    Each of the Seller Parties acknowledges and agrees that the goodwill and Trade Secrets of the Business are material parts of the value of the Purchased Assets, and that it is a material inducement for the Buyer’s purchase of such Purchased Assets and assumption of the Assumed Liabilities under this Agreement that each of the Seller Parties agrees to certain covenants restricting certain competition and solicitation, in order to more fully vest in the Buyer the benefits of ownership of the Purchased Assets and to protect the goodwill and Trade Secrets of the Business being acquired by the Buyer pursuant to this Agreement.
(b)    During the Restricted Period, except as otherwise pre-approved in writing by the Buyer, each Seller Party severally covenants that neither such Seller Party nor any Seller Related Party of such Seller Party, shall, directly or indirectly, in any capacity, for the benefit of any Person (other than the Buyer or any Affiliate of the Buyer), (x) establish or engage in the Restricted Business anywhere in the Restricted Territory, including by way of the purchase (whether by way of stock purchase, asset purchase, merger, consolidation, exclusive license, or otherwise) of a Person (or the business or assets of a Person) engaged in the Restricted Business anywhere in the Restricted Territory, (y) own any interest in, manage, operate, join, control, render financial assistance to, consult with, receive any economic benefit from, participate in, render services or advice to, extend credit to, guarantee, or otherwise participate in any of the foregoing in respect of, any Person that engages in the Restricted Business anywhere in the Restricted Territory, or (z) knowingly attempt to do any of the foregoing. For purposes of this Agreement:
(i)    “Restricted Business” means the business of lead generation for auto insurance, health insurance, life insurance, Medicare insurance, travel, education, debt settlement or credit repair companies, or any other business, trade or other enterprise that the Buyer is acquiring pursuant to this Agreement.
(ii)    “Restricted Period” means, (A) with respect to the Seller and its Seller Related Parties, the period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date and (B) with respect to each Seller Member and their respective Seller Related Parties, the period commencing on the Closing Date and ending on the later to occur of (1) the fourth anniversary of the Closing Date or (2) two years after the termination of such Seller Member’s employment with Parent or its Affiliates; provided, that with respect to the portion of the Restricted Business that involves the sale of leads to debt settlement and credit repair companies, the Restricted Period shall be the period commencing on the Closing Date and ending on the later to occur of (I) the second anniversary of the Closing Date or (II) the termination of such Seller Member’s employment with Parent or its Affiliates.
(iii)    “Restricted Territory” means the United States of America, including all of its states, territories, commonwealths and possessions and the District of Columbia.
(c)    During the Restricted Period, except as otherwise pre-approved in writing by the Buyer, each Seller Party severally covenants that neither such Seller Party nor any Seller Related Party of such Seller Party, shall, directly or indirectly, in any capacity, for the benefit of any Person, (i) recruit or hire or otherwise solicit for employment or other engagement (or assist any other Person in engaging in any such activities), any Person who is or, within the 12-month period immediately prior to the recruiting, hiring or other solicitation of such Person, was an employee, independent contractor, agent or consultant of the Buyer, any of its Affiliates or the Seller or (ii) otherwise induce or attempt to induce (or assist any other Person in engaging in any such activities) any such employee, independent contractor, agent or consultant of the Buyer, any of its Affiliates or the Seller to terminate such Person’s employment or other relationship with the Buyer or its Affiliates, or in any way interfere with the relationship between the Buyer and its Affiliates, on the one hand, and any such employee, independent contractor, agent or consultant on the other hand. Section 5.3(c)(i) shall not apply to hiring [***], [***] and independent contractors who are not natural persons and who do not exclusively contract with the Buyer or any of its Affiliates.
(d)    During the Restricted Period, except as otherwise pre-approved in writing by the Buyer, each Seller Party severally covenants that neither such Seller Party nor any Seller Related Party of such Seller Party, shall, directly or indirectly, in any capacity, for the benefit of any Person, (i) persuade or attempt to persuade, any customer or client or potential customer or client of any member of the Buyer, the Business or any of their respective Affiliates (each, a “Customer”) not to engage the Buyer, the Business or any of their respective Affiliates or to engage another company, (ii) in any way interfere with the relationship between the Buyer, the Business or any of their respective Affiliates and any Customers or business relations or (iii) solicit or induce any Customer of the Buyer, the Business or any of their respective Affiliates to purchase from any Person engaged in a Restricted Business, products or services provided by the Buyer, the Business or any of their respective Affiliates, or to aid any Person engaged in a Restricted Business in identifying or soliciting any such Customer; provided, that clause (iii) shall not apply to actions taken by any Seller Party at the written direction of, or with the written consent of, the Buyer Parties or any of their Affiliates in connection with the transition and unwinding of the portion of the Business that involves the sale of leads to debt settlement and credit repair companies.
(e)    During the Restricted Period, each Seller Party severally covenants that neither such Seller Party nor any Seller Related Party of such Seller Party shall make or publish any written, electronic or oral statements that disparage the Buyer, the Business or any of their respective Affiliates or that in any way that could adversely affect the goodwill, reputation or business relationships of the Buyer, the Business or any of their respective Affiliates with the public generally, or with any of their customers, suppliers or employees. During the Restricted Period, each Buyer Party severally covenants that neither such Buyer Party nor any executive officer of such Buyer Party shall make or publish any written, electronic or oral statements that disparage any Seller Party, or any of their respective Affiliates or that in any way that could adversely affect the goodwill, reputation or business relationships of such Seller Party or any of their respective Affiliates with the public generally. Notwithstanding the foregoing, the Seller Parties, the Buyer Parties, and their respective Related Parties, shall not be prohibited or restricted from (i) making or publishing any such statements that such Person reasonably believes in good faith to be necessary in responding to or initiating a bona fide claim involving such Person under this Agreement or (ii) answering truthfully if compelled to do so in a deposition, lawsuit or similar dispute resolution proceeding.
(f)    Each Seller Party acknowledges and agrees that such Seller Party will receive substantial benefits by virtue of the transactions contemplated by this Agreement, that certain of the goodwill of the Business also inures in each Seller Party, and that all such goodwill is being sold to the Buyer in connection with the transactions contemplated by this Agreement. Each Seller Party acknowledges and agrees that the restrictions contained in this Section 5.3 are reasonable in all respects (including with respect to subject matter, time period, and geographical area), are no greater than necessary to protect the goodwill and Trade Secrets of the Business, are necessary to more fully vest in the Buyer the benefits of ownership of the Purchased Assets, and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.
(g)    In the event that any covenant contained in this Section 5.3 should ever be adjudicated to exceed the duration, geographic, product, or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(h)    Each Seller Party has independently consulted with counsel and after such consultation, agrees that the covenants set forth in this Section 5.3 are reasonable and proper to protect the legitimate interest of the Buyer.
(i)    Notwithstanding anything else to the contrary contained in this Section 5.3, any Seller Party or Seller Related Party of any Seller Party may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any public securities exchange so long as such Seller Party or Seller Related Party does not, directly or indirectly, and in the aggregate, at any time own three percent or more of any class of securities of such Person.
Section 5.4    Payment of Liabilities. The Seller shall pay or otherwise satisfy in the ordinary course of business, prior to the Closing, all of the ordinary course liabilities and obligations incurred in connection with the operation of the Business, as and when they become due and payable, and, after the Closing, the Excluded Liabilities.
Section 5.5    Refunds and Remittances.
(a)    After the Closing: (i) if the Seller or any of its Affiliates receives any refund or other amount that is a Purchased Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller shall promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (ii) if the Buyer or any of its Affiliates receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Seller.
(b)    The Seller hereby irrevocably constitutes and appoints Buyer as its true and lawful attorney-in-fact with full power of substitution, after the Closing, (i) to collect in a reasonable manner consistent with reasonable past practice for the account of the Buyer any Purchased Assets and (ii) to institute and prosecute all proceedings that the Buyer may in its sole discretion deem proper in order to enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.
Section 5.6    Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer (other than any obligations with respect to the application of the proceeds therefrom). Pursuant to Article VIII, the Seller has agreed to indemnify the Buyer against any and all liabilities that may be asserted by third parties against the Buyer as a result of the Seller’s noncompliance with any such law.
Section 5.7    Employee Matters.
(a)    Except as specifically provided in this Section 5.7: (i) neither the Buyer Parties nor any of their respective Affiliates shall adopt, become a sponsoring employer of, or have any obligations under or with respect to the Employee Plans, and the Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Employee Plan; (ii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date; and (iii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee before the date such employee actually commences work with Parent and/or its Affiliates pursuant to Section 5.7(b).
(b)    Parent shall extend offers of employment to each Business Employee listed on Schedule 3.9(a) of the Disclosure Schedules who is actively at work as of the Closing Date (all such employees who accept Parent’s offer of employment are referred to as the “Transferring Employees”). For purposes of this Agreement, any Business Employee who is not at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty, illness, medical, pregnancy, parental or adoption leave, authorized short-term leave of absence or short-term disability) shall be deemed to be “actively at work.” The Seller shall terminate the employment of all Transferring Employees immediately prior to the consummation of the transactions contemplated hereby, and shall cooperate with and use its commercially reasonable best efforts to assist Parent in its efforts to secure satisfactory employment arrangements with those employees of the Seller to whom Parent makes offers of employment.
(c)    The Seller shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from the Seller’s termination of the employment of any of its employees in connection with the transactions contemplated hereby through the Closing Date.
(d)    For a period of [***] months following the Closing, Parent shall provide each Transferring Employee with base compensation that is not less than, in the aggregate (i) the base compensation and (ii) cash bonus opportunities under annual bonus and incentive plans, if any (and other than any equity, equity-based or long-term incentive plans) paid to such Transferring Employee immediately prior to the Closing Date; provided, that the foregoing clause (ii) shall not apply to [***] or [***]. For a period of [***] months following the Closing, Parent shall, or shall cause its Affiliates to, provide each Transferring Employee who remains employed by Parent or its Affiliates during such period with employee benefits which are substantially comparable (in the aggregate) to those provided to similarly situated employees of Parent and its Affiliates when applying the same eligibility criteria applicable in the ordinary course of business to employees of Parent and its Affiliates, and taking into account prior service with the Seller except to the extent that (A) such recognition would result in a duplication of benefits or (B) such service was not recognized under the Employee Plans, or is not permitted to be recognized under Parent’s or its Affiliates’ employee benefit plans.
(e)    The Seller and its ERISA Affiliates shall comply with the provisions of COBRA, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code (a “Group Health Plan”), maintained by the Seller and its ERISA Affiliates as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurred on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise. The Seller shall be responsible for providing or causing to be provided continuation coverage under COBRA to the extent required by applicable law to Transferring Employees and former employees of the Seller and their covered dependents who are M&A qualified beneficiaries (as defined in Treas.

Reg. Section 54.4980B-9 Q&A-4(a)). Parent shall comply with the provisions of COBRA with respect to Transferring Employees who are covered under any Group Health Plan maintained by Parent after the Closing Date.
(f)    Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by Parent or under any benefit plan that Parent or any of its Affiliates may maintain.
(g)    Nothing contained in this Agreement shall confer upon any Transferring Employee any right with respect to continued employment by Parent or any of its Affiliates, nor shall anything herein interfere with the right of Parent or any of its Affiliates to terminate the employment of any Transferring Employee at any time, with or without cause, following the effective date of his or her employment with Parent, or restrict Parent or any of its Affiliates in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferring Employees.
Section 5.8    Confidentiality.
(a)    Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the Mutual Nondisclosure Agreement, dated August 12, 2020, by and between Parent and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.8(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    During the Restricted Period, the Seller Parties shall not, and the Seller Parties shall cause their respective Affiliates and the respective Representatives of the Seller Parties and their respective Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller Parties or their respective Affiliates may furnish such portion (and only such portion) of the Confidential Information as the applicable Seller Party or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies Parent of the existence, terms and circumstances surrounding such request and consults with Parent on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the applicable Seller Party or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Purchased Assets or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach of this Section.

(c)    Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any transaction involving the acquisition or purchase of all or any portion of the Business or the Purchased Assets. The Seller will take all actions reasonably requested by the Buyer, at the Buyer’s sole cost and expense, in order to assist in enforcing the rights so assigned. The Seller shall use its commercially reasonable efforts to cause any such Person to return to the Seller any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such transaction.
Section 5.9    Certain Intellectual Property Matters.
(a)    If any of the Seller Parties own or are deemed to own or acquire any rights in any Seller Intellectual Property at any time after the Closing Date, each such Seller Party shall, and hereby severally does, transfer and assign all of its rights, title, and interest, free and clear of any Encumbrances, in and to such Seller Intellectual Property to the Buyer for no additional consideration, and all accrued causes of action in respect thereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, dilution, unlawful imitation, breach or other violation thereof. Each Seller Party severally agrees to execute and deliver such additional documents and instruments and take such other actions as the Buyer shall reasonably request to give effect to the provisions of this Section 5.9. The Seller Parties shall procure the wavier or consent of any relevant Person to moral rights (or any broadly equivalent rights in any territory of the world) in any Seller Intellectual Property.
(b)    Although not the parties’ intent, if for whatever reason, any Seller Party retains any right or interest in any Seller Intellectual Property that cannot be assigned to the buyer at the Closing, then each such Seller Party hereby grants, on behalf of itself and its successors and assigns, to the Buyer a perpetual, irrevocable, royalty-free, and fully paid-up, transferable, sublicensable (through multiple levels), exclusive, worldwide right and license to use, reproduce, distribute, display, and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import, and otherwise use and exploit, and exercise and practice all rights under, all or any portion of such Seller Intellectual Property.
(c)    In consideration for the Buyer’s willingness to acquire the Purchased Assets and deliver the Total Consideration, each Seller Party agrees for itself, and on behalf of each of its Affiliates, Representatives, successors, and assigns, that it and they shall not, directly or indirectly (i) challenge or assist any Person in challenging the validity or enforceability of any of the Seller Intellectual Property, or (ii) commence, maintain, or prosecute any Action of any kind against any of the Buyer, the Business or any of its or their Affiliates, Representatives, successors, or assigns based upon, relating to, or arising out of any assertion of direct or indirect infringement, misappropriation, dilution, violation, or unauthorized use of any Seller Intellectual Property by any product or service of any of the Buyer, the Business or any of its or their Affiliates, Representatives, successors, or assigns.
Section 5.10    Injunctive Relief. Each Seller Party acknowledges and agrees that the Buyer Parties may suffer irreparable harm in the event that any Seller Party breaches (or threatens to breach) any of such Seller Party’s obligations under any provision of Section 5.3, Section 5.8, Section 5.9 or Section 5.11 of this Agreement, and that monetary damages will be inadequate to compensate the Buyer for such breach (or threatened breach). Accordingly, each Seller Party agrees that, in the event of breach (or threatened breach) by any Seller Party of any of such Seller Party’s obligations under any provision of Section 5.3, Section 5.8, Section 5.9 or Section 5.11 of this Agreement, the Buyer Parties will be entitled to temporary, preliminary, and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach, as well as an equitable accounting of all earnings, profits, or other benefits arising from such breach or threatened breach, as well as such other damages as may be appropriate (and each Seller Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedies). Further, in the event of a breach or violation of the covenants set forth in Section 5.3 by any Seller Party, or any of their respective Related Parties, the Restricted Period will be tolled for such Seller Party (or Seller Related Party thereof) until such breach or violation ceases such that the Buyer Parties receive the benefit of a time period equal to the full Restricted Period. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other equitable or legal remedies for such breach or threatened breach, including the recovery of monetary damages from any responsible Seller Party.
Section 5.11    Exclusivity.
(a)    The Seller Parties agree that between the Effective Date and the earlier of the Closing and the termination of this Agreement, the Seller Parties shall not, and shall take all action necessary to ensure that none of their respective Affiliates or any of their respective Representatives shall, directly or indirectly (i) solicit, initiate, discuss, pursue or encourage any inquiries, discussions, offers or proposals regarding, (ii) continue, propose or enter into negotiations or discussions with respect to, (iii) provide non-public information relating to or in connection with, or (iv) authorize, recommend, propose or enter into any confidentiality agreement, term sheet, letter of intent, purchase agreement or other Contract, arrangement, commitment or understanding regarding, an acquisition of all or part of, an investment in, or a business combination or consolidation or the formation of a partnership or joint venture or management arrangement with, or the sale or issuance of equity securities of, or an acquisition or license of all or any material portion of the assets of, or any similar transaction or business combination involving, the Seller, the Business or the Purchased Assets (any such transaction, an “Alternative Transaction”).
The Seller Parties shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any Alternative Transaction.
(b)    The Seller shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made with respect to an Alternative Transaction. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact, including copies of all documents submitted to the Seller with respect thereto. The Seller shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or any of its Affiliates or Representatives is a party, without the prior written consent of the Buyer.
Section 5.12    Notification of Certain Matters; Supplements to Disclosure Schedules.
(a)    The Seller shall give prompt written notice to Parent of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Seller Parties contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of any Seller Party or any Affiliate or Seller Related Party of any Seller Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer Parties’ obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Seller’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)    The Buyer shall give prompt written notice to the Seller of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Buyer Parties contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) any failure of any Buyer Party or any Affiliate or Related Party of any Buyer Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Seller Parties’ obligations hereunder, or (iii) any Action pending or, to the Buyer’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.
(c)    The Seller shall supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the Effective Date, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of the Seller Parties which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement, nor any information the Buyer Parties may otherwise obtain from the Seller Parties or any other Person, shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3, the compliance by the Seller Parties with any covenant set forth herein or the Buyer Parties’ rights to indemnification pursuant to Section 8.2.
Section 5.13    Public Announcements. On and after the Effective Date and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no party shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto. Except as required by applicable Law (and only to the extent required), no press release or public statement with respect to this Agreement or the transactions contemplated hereby shall disclose the consideration paid to any Seller Party, including the details of amounts paid or payable pursuant to Section 2.9.
ARTICLE VI
TAX MATTERS
Section 6.1    Transfer Taxes. All transfer, documentary, sales, use, stamp, duty, recording, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement the (collectively, “Transfer Taxes”) shall be borne equally by Seller and Parent. The Seller shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law; provided, however, that the Seller and Parent shall cooperate with the Seller in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.
Section 6.2    Property Taxes. Any and all real property Taxes, personal property Taxes, and similar ad valorem Taxes applicable to the Purchased Assets (“Property Taxes”) that are payable for the year or period that includes the Closing Date shall be pro-rated to the Closing Date based on the percentage of the year ending on the Closing Date. The Seller shall be responsible for the portion of such Property Taxes attributable to the portion of the year ending on the Closing Date, and the Buyer shall be responsible for the portion of Property Taxes attributable to the post-Closing Date portion of such period.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of the Buyer Parties and the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in writing by Parent (on behalf of the Buyer Parties) or the Seller (on behalf of the Seller Parties) in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Injunction or Prohibition. No Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 7.2    Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller (on behalf of the Seller Parties) in its sole discretion:
(a)    Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Buyer Parties contained in this Agreement or any schedule or certificate delivered pursuant hereto or in connection with the transactions contemplated hereby (other than the Fundamental Representations) shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect) both when made and as of the Closing Date (or, in the case of any representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct without regard to any qualification as to materiality or Material Adverse Effect as of such specified date), unless the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect and (ii) each Fundamental Representation of the Buyer Parties shall be true and correct in all respects both when made and as of the Closing Date (or, in the case of any Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be true and correct in all respects as of such specified date). The Buyer Parties shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the

Closing. The Seller shall have received from Parent a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    Deliveries. The Seller shall have received from the Buyer each of the documents listed in Section 2.7(c).
Section 7.3    Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent (on behalf of the Buyer Parties) in its sole discretion:
(a)    Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Seller Parties contained in this Agreement or any schedule or certificate delivered pursuant hereto or in connection with the transactions contemplated hereby (other than the Fundamental Representations) shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect) both when made and as of the Closing Date (or, in the case of any representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct without regard to any qualification as to materiality or Material Adverse Effect as of such specified date), unless the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect and (ii) each Fundamental Representation of the Seller Parties shall be true and correct in all respects both when made and as of the Closing Date (or, in the case of any Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be true and correct in all respects as of such specified date). The Seller Parties shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing. Parent shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    Consents and Approvals. The third-party consents set forth on Schedule 2.7(a)(xi) shall have been received and shall be satisfactory in form and substance to Parent in its reasonable discretion.
(c)    No Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority that, (i) challenges or seeks to enjoin, restrain, condition, make illegal or otherwise prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) is reasonably likely to (A) require divestiture of any assets of the Buyer as a result of the transactions contemplated by this Agreement or the divestiture of any Purchased Assets, (B) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of the Business or the Purchased Assets or any of its other businesses or assets (or those of any of its Subsidiaries or Affiliates) or (C) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, effectively to control the Business or the Purchased Assets in any material respect.
(d)    Deliveries. The Buyer shall have received from the Seller each of the documents listed in Section 2.7(b).
(e)    No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival.
(a)    The representations and warranties of the Seller Parties and the Buyer Parties contained in this Agreement, as supplemented by the Disclosure Schedules and as certified at the Closing pursuant to Section 7.2(a) or Section 7.3(a), as applicable, shall survive the Closing until the second anniversary of the Closing Date; provided, however, that:
(i)    the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Sections 3.3(a)(i) and 4.3(a)(i) relating to no conflicts, Section 3.4(a) relating to the Purchased Assets, Section 3.22 relating to Related Party interests and transactions and Sections 3.26 and 4.4 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.3(a)(i), 3.4(a), 3.22, 3.26, 4.1, 4.2, 4.3(a)(i) and 4.4 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive for a period of 10 years; and
(ii)    the representations and warranties set forth in Section 3.16 relating to Taxes shall survive until the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).
(b)    The respective covenants and agreements of the Seller Parties and the Buyer Parties contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed; provided, however, that the indemnification obligations set forth in this Article VIII shall survive for a period of 10 years.
(c)    Neither the Seller Parties nor the Buyer Parties shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.
Section 8.2    Indemnification by the Seller Parties. The Seller Parties, jointly and severally, shall save, defend, indemnify and hold harmless the Buyer Parties and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:
(a)    any breach of any representation or warranty made by the Seller Parties contained in this Agreement, as supplemented by the Disclosure Schedules and as certified by the Seller at the Closing pursuant to Section 7.3(a) (without giving effect to any limitations or qualifications as to materiality or Material Adverse Effect set forth therein);

(b)    any breach of any covenant or agreement by any Seller Party contained in this Agreement, as supplemented by the Disclosure Schedules and as certified by the Seller at the Closing pursuant to Section 7.3(a);
(c)    any Excluded Asset or Excluded Liability; and
(d)    the Seller’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Buyer.
Section 8.3    Indemnification by the Buyer Parties. The Buyer Parties, jointly and severally, shall save, defend, indemnify and hold harmless the Seller Parties and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:
(a)    any breach of any representation or warranty made by the Buyer Parties contained in this Agreement, as supplemented by the Disclosure Schedules and as certified by Parent at the Closing pursuant to Section 7.2(a) (without giving effect to any limitations or qualifications as to materiality or Material Adverse Effect set forth therein);
(b)    any breach of any covenant or agreement by any Buyer Party contained in this Agreement, as supplemented by the Disclosure Schedules and as certified by Parent at the Closing pursuant to Section 7.2(a); and
(c)    after the Closing, any Assumed Liability.
Section 8.4    Procedures.
(a)    A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)    If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.
(c)    An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay, or cause to be paid from the Indemnity Escrow Fund, such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.
(d)    The indemnification required hereunder shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Indemnity Escrow Fund if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the

Indemnity Escrow Fund if applicable) of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, together with interest on any amount not repaid as necessary to the Indemnified Party by the Escrow Agent or the Indemnifying Party, as applicable, within ten Business Days after receipt of notice of such Losses, from the date such Losses have been notified to the Indemnifying Party.
(e)    The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.
(f)    Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.
Section 8.5    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
(a)    the Seller Parties shall not be liable for any claim for indemnification pursuant to Section 8.2(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from Seller and Parent pursuant to Section 8.2(a) equals or exceeds $[***] (the “Basket Amount”), in which case the Seller Parties shall be jointly and severally liable for the aggregate amount of all Losses in excess of the Basket Amount; provided, that the limit provided for in this clause (a) shall not apply to Losses resulting from, arising out of or relating to the inaccuracy or breach of any Fundamental Representation or of Section 3.16 relating to Taxes, or any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation;
(b)    the maximum aggregate amount of indemnifiable Losses which may be recovered from the Seller Parties resulting from, arising out of or relating to the causes set forth in Section 8.2(a) shall be an amount equal to $[***] (the “Cap”); provided, that the limit provided for in this clause (b) shall not apply to Losses resulting from, arising out of or relating to the inaccuracy or breach of any Fundamental Representation or of Section 3.16 relating to Taxes, or any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation;
(c)    the aggregate amount of indemnifiable Losses which may be recovered from the Seller Parties pursuant to Section 8.2, or the Buyer Parties pursuant to Section 8.3, shall not exceed the Total Consideration; provided, that the limit provided or in this clause (d) shall not apply to Losses resulting from, arising out of or relating to fraud, willful misconduct or intentional misrepresentation; and
(d)    payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Losses shall be reduced by the amount of any cash proceeds actually received by any Indemnified Party in respect of such Losses under any applicable insurance policies or other applicable indemnity or contribution arrangement (each, an “Alternative Recovery”), in each case net of all costs and expenses incurred by the Indemnified Party in obtaining such recovery, including any premium increases, deductibles, Tax costs and expenses, and costs of enforcement; provided, however, that an Indemnified Party shall not be required to seek or exhaust any such Alternative Recovery before making a claim for indemnification against an Indemnifying Party hereunder. If an Indemnified Party receives any cash proceeds from any Alternative Recovery in respect of any Losses for which an Indemnifying Party has previously reimbursed or paid such Indemnified Party, then the Indemnified Party shall pay over to the Indemnifying Party, within thirty days of the receipt of such proceeds, an amount equal to the lesser of (i) the full amount of cash proceeds received by the Indemnified Party in respect of such Losses from such Alternative Recovery or (ii) the full amount previously paid or reimbursed to the Indemnified Party by the Indemnifying Party in respect of such Losses (taking into account all amounts by which such Loss was previously reduced, and all amounts previously paid over to the Indemnifying Party in respect of such Loss, in each case pursuant to this Section 8.5(d)).
Section 8.6    Certain Losses. Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnifying Party be liable hereunder to any Indemnified Party for any Losses unless such Losses are (a) the natural, probable, and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder and (b) not based on any special circumstances of the Indemnified Party, in each case, regardless of the form of action through which such Losses are sought, except in each case to the extent any such Losses are included in any Action by a third party against such Indemnified Party for which it is entitled to indemnification under this Agreement.
Section 8.7    Indemnity Escrow Fund; Set-Off.
(a)    The Buyer Parties hereby agree that, with respect to any claim for indemnifiable Losses asserted pursuant to Section 8.2, the Buyer Indemnified Parties shall seek a remedy from the Indemnity Escrow Fund before seeking to recover any Losses directly from the Seller Parties. To the extent that the entire Indemnity Escrow Fund (i) has been released to the Seller in accordance with Section 8.7(b) and the Escrow Agreement, (ii) has been exhausted or (iii) would be exhausted if one or more pending claims against the Seller Parties are resolved in favor of a Buyer Indemnified Party, then a Buyer Indemnified Party may, in its sole discretion and at its option, (A) set off any remaining indemnifiable Losses against and reducing any Earn-Out Payment to which the Seller may become entitled pursuant to Section 2.9 or (B) recover any remaining indemnifiable Losses directly from the Seller Parties on a joint and several basis.
(b)    On the date that is the second Business Day following the first anniversary of the Closing Date (the “Initial Release Date”), the Buyer and the Seller will deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to deliver an amount equal to 50% of any cash remaining in the Indemnity Escrow Fund (less the amount of cash reasonably necessary to satisfy any outstanding claim for indemnification by any Buyer Indemnified Party for which a Claim Notice has been delivered to the applicable Indemnifying Party prior to the Initial Release Date) to the Seller. On the date that is the second Business Day following the second anniversary of the Closing Date (the “Final Release Date”), the Buyer and the Seller will deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to deliver any cash remaining in the Indemnity Escrow Fund (less the amount of cash reasonably necessary to satisfy any outstanding claim for indemnification by any Buyer Indemnified Party for which a Claim Notice has been delivered to the applicable Indemnifying Party prior to the Final Release Date) to the Seller. With respect to any cash remaining in the Indemnity Escrow Fund for outstanding claims for indemnification by any Buyer Indemnified Party for which a Claim Notice has been delivered prior to the Final Release Date, upon the resolution of each such claim, the cash remaining in the Indemnity Escrow Fund that is no longer needed to satisfy the remaining outstanding claims shall be delivered to the Seller.

Section 8.8    Treatment of Adjustments. The Buyer Parties and the Seller Parties agree that, unless otherwise required by Law, all payments made by or on behalf of either of them to or for the benefit of the other under this Article VIII shall be treated as adjustments to the consideration payable pursuant to this Agreement for Tax purposes and that such treatment shall govern for purposes hereof.
Section 8.9    Time to Bring Claims. Subject to the limitations set forth in Section 8.1, pursuant to Section 8106, Title 10 of the Delaware Code, the parties agree that this Agreement involves at least $100,000, and that any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement may be brought within 10 years of the date from which the underlying cause of action accrued; it being the intention of the parties that, except as otherwise expressly provided in Section 8.1 with respect to shorter periods of time, the parties shall have the maximum amount of time permitted under the Laws of the State of Delaware to bring an Action arising out of or relating to this Agreement or the transactions contemplated herein. Except as otherwise expressly provided in Section 8.1 with respect to shorter periods of time, each party hereby waives the right to assert any statute of limitations of less than 10 years in defense of any such Action; provided, however, that this waiver shall not bar a defense to any Action that was not commenced within the 20-year time limit imposed by this Section 8.1.
Section 8.10    Sole Remedy; Waiver. Except as otherwise provided herein, including Section 5.10 and Section 10.11, or in the case of fraud, willful misconduct or intentional misrepresentation, the parties hereto acknowledge and agree that, the remedies provided for in this Article VIII shall be the parties’ sole and exclusive remedies for any breach of the representations, warranties, covenants and agreements contained in this Agreement. Notwithstanding the foregoing, nothing in this Section 8.10 or elsewhere in this Agreement shall prevent any party to this Agreement from receiving the full amount of any Net Adjustment Amount in accordance with Section 2.8 hereof. The parties hereto expressly intend that the remedies provided for in this Article VIII shall apply to direct claims between the parties hereto for breach of this Agreement (whether or not involving a third party).
Section 8.11    No Duplication. Any amounts payable pursuant to the indemnification obligations under this Article VIII shall be paid without duplication or double-counting, and in no event shall any Indemnified Party be indemnified for the same Losses more than once.
Section 8.12    Mitigation of Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate its Losses hereunder; provided, however, that (a) no Indemnified Party shall be required to use any such efforts if, in the reasonable judgment of such Indemnified Party, such efforts would be detrimental in any material respect to such Indemnified Party; (b) such commercially reasonable efforts shall not require any Indemnified Party to commence any litigation, make any material expenditure, procure or maintain any particular insurance coverage, or offer or grant any accommodation (financial or otherwise) to any third party; and (c) all costs or expenses incurred by an Indemnified Party in connection with the mitigation of such losses shall also constitute indemnifiable Losses hereunder.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of Parent (on behalf of the Buyer Parties) and the Seller (on behalf of the Seller Parties);

(b)    (i) by the Seller (on behalf of the Seller Parties), if no Seller Party is then in material breach of its obligations under this Agreement and a Buyer Party breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery to Parent of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by Parent (on behalf of the Buyer Parties), if no Buyer Party is then in material breach of its obligations under this Agreement and a Seller Party breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by Parent;
(c)    (i) by the Seller (on behalf of the Seller Parties), if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to March 25, 2022 (the “Outside Date”) or (ii) by Parent (on behalf of the Buyer Parties), if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;
(d)    by either the Seller (on behalf of the Seller Parties) or Parent (on behalf of the Buyer Parties) if the Closing shall not have occurred by the Outside Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been a cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(e)    by either the Seller (on behalf of the Seller Parties) or Parent (on behalf of the Buyer Parties) in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or
(f)    by Parent (on behalf of the Buyer Parties), if between the Effective Date and the Closing, an event or condition occurs that has had or is reasonably likely to have a Material Adverse Effect.
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.
Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.26 and 4.4 relating to broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.13 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the Effective Date or subsequent thereto pursuant to this Agreement.

ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that no such fees and expenses payable by the Seller Parties shall be paid from any assets otherwise transferable to the Buyer pursuant hereto. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by any other party.
Section 10.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
Section 10.3    Extension; Waiver.
(a)    Each party may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the party. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
(b)    No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to any Seller Party, to:
c/o Customer Helper Team, LLC
6835 E. Camelback Road, Unit 1115
Scottsdale, Arizona 85251
Attention:  [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:

Polsinelli PC
1. E. Washington Street, Suite 1200
Phoenix, Arizona 85004
Attention: Phillip Guttilla
Facsimile: (602) 926-0331
E-mail: pguttilla@polsinelli.com
(ii)    if to any Buyer Party, to:
c/o MediaAlpha, Inc.
700 South Flower Street, Suite 640
Los Angeles, California 90017
Attention: General Counsel
E-mail: [***]
with a copy (which shall not constitute notice) to:

K&L Gates LLP
1 Park Plaza, 12th Floor
Irvine, California 92614
Attention: Michael A. Hedge; Jason C. Dreibelbis
Facsimile: (949) 623-4454
E-mail: michael.hedge@klgates.com; jason.dreibelbis@klgates.com
Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. With respect to any document or other information, the term “made available” means that such document or other information was uploaded to, and available to be examined by the Buyer in, the virtual data room populated by the Seller for purposes of the transactions contemplated by this Agreement at least two Business Days prior to the Effective Date.
Section 10.6    Entire Agreement. This Agreement (including the Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 10.7    No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.8 shall be resolved by the Independent Accounting Firm as provided therein.
Section 10.10    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller Parties; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.11    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 10.12    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 10.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 10.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 10.16    Facsimile or .pdf Signature
. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 10.17    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.18    No Presumption Against Drafting Party. Each of the Buyer and the Seller Parties acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.19    Prevailing Party. If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the nonprevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party.
Section 10.20    Disclosure Schedules. The Disclosure Schedules have been arranged in sections corresponding to the Sections of this Agreement. The disclosure of any item in any section or subsection of the Disclosure Schedules will be deemed disclosed with respect to each other section and subsection of the Disclosure Schedules, solely to the extent that the applicability of such disclosure to such other section or subsection of the Disclosure Schedules is reasonably apparent on the face of such disclosure. Certain information set forth in the Disclosure Schedules is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) or items (a) are or are not material to the Business; (b) amount to a Material Adverse Effect; or (c) occurred outside of the ordinary course of business of the Business.
Section 10.21    Parent Guaranty.
(a)    Parent hereby fully and irrevocably guarantees to the Seller Parties and their respective successors and assigns the prompt payment and performance of all obligations of the Buyer arising under this Agreement or the Ancillary Documents (collectively, the “Guaranteed Obligations”), in full and when due, in accordance with their terms (the “Guaranty”).
(b)    Parent hereby further agrees that if any of the Guaranteed Obligations requiring payment or performance are not paid or performed in full when due, Parent will promptly, but not later than five Business Days of receipt of demand, pay or perform the same without any demand or notice. The Seller may enforce Parent’s obligations under this Section 10.21 without first suing the Buyer or joining the Buyer in any suit against Parent, or enforcing any rights and remedies against the Buyer or otherwise pursuing or asserting any claims or rights against the Buyer or any other Person or any of its or their property which may also be liable with respect to the matters for which Parent is liable under this Section 10.21. The Guaranty is a full, unconditional, irrevocable, absolute and continuing guarantee of payment and performance and not a guarantee of collection, and Parent shall remain liable on the Guaranteed Obligations hereunder until the Guaranteed Obligations have been satisfied in full.
Parent hereby represents and warrants to the Seller Parties as follows: (i) Parent is receiving fair consideration and reasonably equivalent value for its execution of this Agreement; (ii) Parent is not now insolvent, nor will the execution of this Agreement render Parent insolvent; (iii) the execution of this Agreement will not leave Parent with unreasonably small capital or assets in order to conduct the business of Parent as it is currently conducted; (iv) the obligations incurred under the Guaranty have not been incurred with the intent to hinder, delay, or defraud present or future creditors; and (v) the execution of this Agreement is not intended or believed by Parent to be an incurrence of an obligation or debt of Parent beyond Parent’s ability to pay such obligation or debt as it becomes due. The provision of the Guaranty by Parent is a necessary condition to induce the Seller to enter into this Agreement and entry into this Agreement by the Seller is of substantial economic benefit to the Buyer and, therefore, beneficial to Parent.

Nothing in the foregoing clauses (a), (b) and (c) shall limit the ability of Parent to assert any and all defenses, counterclaims or offsets that the Buyer may have to payment or performance of the Guaranteed Obligations, other than defenses that the Buyer may possess relating to (i) lack of validity or enforceability of this Agreement against the Buyer arising from the Buyer’s defective organization or lack of qualification to do business in any applicable jurisdiction, (ii) the Buyer’s lack of limited liability company authority to enter into or perform this Agreement or the due execution and delivery thereof, or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership, or other reorganization of the Buyer.

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IN WITNESS WHEREOF, the Buyer Parties and the Seller Parties have caused this Agreement to be executed as of the date first written above.
QUOTELAB, LLC

By: /s/ Patrick R. Thompson
Name: Patrick R. Thompson
Title: Chief Financial Officer
CHT BUYER, LLC

By: /s/ Patrick R. Thompson
Name: Patrick R. Thompson
Title: Chief Financial Officer
CUSTOMER HELPER TEAM, LLC

By: /s/ [***]
Name: [***]
Title: Manager
SELLER MEMBERS
[***]
Name: [***]
[***]
Name: [***]
    Signature Page to Asset Purchase Agreement

Schedule 1.1(a)

Key Employees
1.    [***]
2.    [***]
3.    [***]
4.    [***]
5.    [***]

Schedule 1.1(b)

Seller Knowledge Parties
1.    [***]
2.    [***]
3.    [***]
4.    [***]
5.    [***]

    Signature Page to Asset Purchase Agreement

Schedule 1.1(c)

Seller Excluded Contracts
1.    [***]
2.    [***]
3.    [***]
4.    [***]
5.    [***]
6.    [***]
7.    [***]

    Signature Page to Asset Purchase Agreement

Schedule 2.7(a)(xi)

Required Consents
All consents required under Seller Contracts with the following counterparties:
1.    [***]
2.    [***]
3.    [***]
4.    [***]
5.    [***]
6.    [***]
7.    [***]
8.    [***]
9.    [***]
10.    [***]
11.    [***]

    Signature Page to Asset Purchase Agreement

Schedule 2.8

Applicable Accounting Principles

[***]

    Signature Page to Asset Purchase Agreement

Schedule 2.11

Allocation Principles

[***]

    Signature Page to Asset Purchase Agreement

List of Disclosure Schedules
Schedule 3.3(a): No Conflict; Required Filings and Consents
Schedule 3.4(c): Interests
Schedule 3.5(a): Financial Statements
Schedule 3.6(d): Absence of Certain Changes
Schedule 3.7(b): Permits
Schedule 3.9(a): Employees
Schedule 3.9(b): Employee Plans
Schedule 3.9(o): Transaction-Based Compensation
Schedule 3.12(a): Personal Property
Schedule 3.13(a): Intellectual Property
Schedule 3.17(a): Material Contracts
Schedule 3.17(b): Defaults
Schedule 3.18(a): Customers
Schedule 3.18(b): Vendors
Schedule 3.20(d): Privacy and Data Security
Schedule 3.22: Related-Party Interests and Transactions
Schedule 3.23: Insurance

    Signature Page to Asset Purchase Agreement